Filed Pursuant to Rule 424(b)(3)
Registration No. 333-165643

SUPPLEMENT NO. 2 DATED APRIL 4, 2011

TO THE PROSPECTUS DATED DECEMBER 10, 2010

This document supplements, and should be read in conjunction with, the prospectus of Carter Validus Mission Critical REIT, Inc. (the “Company”) dated December 10, 2010 and Supplement No. 1, dated January 5, 2011. Unless otherwise defined in this prospectus supplement, capitalized terms used in this prospectus supplement shall have the same meanings as set forth in the prospectus.

The purpose of this prospectus supplement is to describe the following:

(1)	the status of the initial public offering of shares of common stock (the “Offering”) of the Company;

(2)	clarification of our financing strategies and policies limitations;

(3)	updates to the compensation of our advisor and its affiliates;

(4)	clarification of our share repurchase program;

(5)	clarification of volume discounts available to investors;

(6)	a revised Automatic Purchase Program to exclude Arizona investors and custodial accounts;

(7)	a revised form of Subscription Agreement;

(8)	a revised Automatic Purchase Program Enrollment Form;

(9)	revisions to the purchase of shares by affiliates;

(10)	updates to the key employees of the Company and the management of the advisor;

(11)	updates to the investor suitability standards;

(12)	updates to certain risk factors;

(13)	a Management’s Discussion and Analysis of Financial Condition and Results of Operations section, substantially the same as that which was filed in our Annual Report on Form 10-K on March 31, 2011; and

(14)	updated financial information regarding Carter Validus Mission Critical REIT, Inc.

Status of Our Public Offering

We commenced our primary offering of 175,000,000 shares of common stock on December 10, 2010. Of these shares, we are offering 150,000,000 shares in a primary offering and 25,000,000 shares pursuant to our distribution reinvestment plan. As of March 31, 2011, we had subscriptions for 114,200 shares of our common stock for gross proceeds of $1,142,000. Pursuant to the terms of the Offering, we are required to deposit all subscription proceeds in escrow until we receive subscriptions aggregating at least $2,000,000, excluding subscriptions from residents of Pennsylvania and Tennessee. As of March 31, 2011, we had 174,885,800 shares of our common stock remaining in our Offering.

We will offer shares of our common stock pursuant to the Offering until December 10, 2012, unless all shares being offered have been sold, in which case the Offering will be terminated. If all of the shares we are offering in the Offering have not been sold by December 10, 2012, we may extend the Offering as permitted under applicable law. In addition, at the discretion of our board of directors, we may elect to extend the termination date of our Offering of shares reserved for issuance pursuant to our distribution reinvestment plan until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified. The Offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Therefore, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate the Offering at any time prior to the stated termination date.

Leverage Policy

The first sentence in the second paragraph of the “Prospectus Summary—Leverage Policy” section on page 10 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

In addition, our board of directors adopted a borrowing policy to limit our aggregate borrowings, following completion of this offering, to 50% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets, unless borrowing a greater amount is approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for borrowing such a greater amount.

Investment Policy Limitations

The first paragraph of the “Investment Objectives, Strategy and Policies—Investment Policy Limitations” section on page 106 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

Our board of directors adopted investment policies that further limit the manner in which we may invest our funds or issue securities. Our charter requires that our independent directors review our investment policies at least annually to determine that the policies we are following are in the best interest of our stockholders and our investment policies may change over time. The methods of implementing our investment policies also may vary, as new real estate development trends emerge and new investment techniques are developed. Except to the extent that policies and investment limitations are included in our charter, our investment policies, the methods for their implementation, and our other objectives, policies and procedures may be altered by our board of directors without the approval of our stockholders. Our board of directors adopted investment policies that prohibit us from borrowing, following the completion of this offering, in excess of 50% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets, unless borrowing a greater amount is approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report along with justification for the excess; provided, however, that this policy limitation does not apply to individual real estate assets or investments.

Financing Strategies and Policies

The third paragraph of the “Investment Objectives, Strategy and Policies—Financing Strategies and Policies” section on page 107 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

In addition, our board of directors adopted investment policies that further limit our aggregate borrowings, following the completion of this offering, to 50% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets, unless borrowing a greater amount is approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for borrowing such a greater amount. Such limitation, however, does not apply to individual real estate assets or investments. At the date of acquisition of each asset, we anticipate that the cost of investment for such asset will be substantially similar to its fair market value, which will enable us to comply with the limitations set forth in our charter and the NASAA REIT Guidelines. However, subsequent events, including changes in the fair market value of our assets, could result in our exceeding these limitations.

Compensation to Our Advisor and its Affiliates

The discussion regarding Organization and Offering Expenses—Carter/Validus Advisors, LLC under the “Prospectus Summary—Compensation to Our Advisor and its Affiliates” section on page 13 of the prospectus is superseded in their entirety as follows:

Organization and Offering Expenses—Carter/Validus Advisors, LLC	We will reimburse our advisor and its affiliates for organization and offering expenses it incurs on our behalf, but only to the extent the reimbursement would not cause the selling commissions, the dealer manager fee and the other organization and offering expenses borne by us to exceed 15% of the gross offering proceeds as on the date of the reimbursement. We expect that organization and offering expenses (other than selling commissions and dealer manager fees) will be approximately 1.25% of the gross offering proceeds. If we do not raise the minimum amount of the offering, we will not reimburse Carter/Validus Advisors, LLC for organization and offering expenses.	$25,000 / $21,718,750

The discussion regarding Asset Management Fees—Carter/Validus Advisors, LLC under the “Prospectus Summary—Compensation to Our Advisor and its Affiliates” section on page 15 of the prospectus is superseded in their entirety as follows:

Asset Management Fees Carter/Validus Advisors, LLC	In connection with the management of our assets, we will pay our advisor a fee equal to one-twelfth of 1.0% of the cost of our assets, which includes the purchase price, acquisition expenses, and other customarily capitalized costs, but exclude acquisition fees. This fee will be payable monthly in arrears, based on assets held by us on the last day of such prior month. Our advisor has agreed to defer some or all of the asset management fees when our distribution payout ratio, which is our distribution rate per share divided by our MFFO per share, is 100% or greater. The amount of the asset management fees deferred in a particular period will be equal to the amount by which distributions exceeds MFFO. If our distribution payout ratio is less than 100%, the excess MFFO will be used to repay any previously deferred asset management fees.	Not determinable at this time. Because the fee is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this fee.

The discussion related to Organization and Offering Expenses—Carter/Validus Advisors, LLC under the “Management Compensation” section on page 85 of the prospectus is superseded in its entirety as follows:

Organization and Offering Expenses—Carter/Validus Advisors, LLC

We will reimburse our advisor and its affiliates for

organization and offering expenses it incurs on our

behalf, but only to the extent the reimbursement would

not cause the selling commissions, the dealer manager fee

and the other organization and offering expenses borne

by us to exceed 15% of the gross offering proceeds as on

the date of the reimbursement. We expect that organization and offering expenses (other than selling commissions and dealer manager fees) will be approximately 1.25% of the gross offering proceeds. If we do not raise the minimum amount of the offering, we will not reimburse Carter/Validus Advisors, LLC for organization and offering expenses.(2)

$25,000 / $21,718,750

The related footnote (2) on page 89 of the prospectus is superseded in its entirety as follows:

(2) These organization and offering expenses include, without limitation, all expenses (other than selling commissions and the dealer manager fee) incurred by and to be paid by us in connection with this offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and transfer agents, due diligence expense reimbursements to participating broker-dealers included in a detailed and itemized invoice, and amounts to reimburse our advisor for its portion of the salaries of the employees of its affiliates who provide services to our advisor and other costs in connection with administrative oversight of the offering and marketing process and preparing supplemental sales materials, holding educational conferences and attending retail seminars conducted by broker-dealers. Expenses of up to 0.11% of the aggregate gross offering proceeds relating to training and education meetings and non-accountable due diligence expenses will constitute underwriting compensation. We will reimburse our advisor and its affiliates for organization and offering expenses it incurs on our behalf, but only to the extent the reimbursement would not cause the selling commissions, the dealer manager fee and the other organization and offering expenses borne by us to exceed 15% of the gross offering proceeds as on the date of the reimbursement. We also will pay a $25.00 fee per subscription agreement to our advisor for reviewing and processing subscription agreements.

The discussion regarding Asset Management Fees—Carter/Validus Advisors, LLC under the “Management Compensation” section on page 86 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows

Asset Management Fees Carter/Validus Advisors, LLC	In connection with the management of our assets, we will pay our advisor a fee equal to one-twelfth of 1.0% of the cost of our assets, which includes the purchase price, acquisition expenses, and other customarily capitalized costs, but exclude acquisition fees. This fee will be payable monthly in arrears, based on assets held by us on the last day of such prior month. Our advisor has agreed to defer some or all of the asset management fees when our distribution payout ratio, which is our distribution rate per share divided by our MFFO per share, is 100% or greater. The amount of the asset management fees deferred in a particular period will be equal to the amount by which distributions exceeds MFFO. If our distribution payout ratio is less than 100%, the excess MFFO will be used to repay any previously deferred asset management fees.(6)	Not determinable at this time. Because the fee is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this fee.

The first sentence in the fourth paragraph of the “Management-The Advisory Agreement” section on page 81 of the prospectus is superseded in its entirety as follows:

We will reimburse our advisor and its affiliates for organization and offering expenses it incurs on our behalf, but only to the extent the reimbursement would not cause the selling commissions, the dealer manager fee and the other organization and offering expenses borne by us to exceed 15% of the gross offering proceeds as on the date of the reimbursement. We expect that organization and offering expenses (other than selling commissions and dealer manager fees) will be approximately 1.25% of the gross offering proceeds.

The fifth paragraph of the “Management-The Advisory Agreement” section on page 81 of the prospectus is superseded in its entirety as follows:

We will pay our advisor an asset management fee equal to 1.0% of the cost our assets, which includes the contract purchase price, acquisition expenses and other customarily capitalized costs, but excludes acquisition fees. Our advisor has agreed to defer some or all of the asset management fees when our distribution payout ratio, which is our distribution rate per share divided by our MFFO per share, is 100% or greater. The amount of the asset management fees deferred in a particular period will be equal to the amount by which distributions exceeds MFFO. If our distribution payout ratio in a particular period is less than 100%, the excess MFFO will be used to repay any previously deferred asset management fees. MFFO is defined as funds from operations, as calculated pursuant to the definition adopted by NAREIT, excluding acquisition-related costs, impairment charges and adjustments to fair value for derivatives not qualifying for hedge accounting. However, if a trade or industry group promulgates a different definition of MFFO applicable to listed or non-listed REITs that we adopt in our periodic reports filed with the SEC, MFFO will have the meaning of such different definition. If our distribution payout ratio is less than 100%, the excess MFFO will be used to repay any previously deferred asset management fees. We will also pay our advisor acquisition fees equal to 2.0% of the contract purchase price of each property or asset that we acquire and 2.0% of the amount advanced with respect to a mortgage loan, along with reimbursement of acquisition expenses, as described below.

The following risk factor appearing on page 35 of the prospectus is superseded in its entirety as follows:

Payment of fees and reimbursements to our advisor, our dealer manager and their affiliates reduces cash available for investment and distribution.

We intend to pay to our dealer manager up to 9.75% of our gross offering proceeds in the form of selling commissions and a dealer manager fee, much of which is reallowed to participating broker-dealers. We will also reimburse our advisor and its affiliates for organization and offering expenses it incurs on our behalf, but only to the extent the reimbursement would not cause the selling commissions, the dealer manager fee and the other organization and offering expenses borne by us to exceed 15% of the gross offering proceeds as on the date of the reimbursement. In addition, we intend to pay substantial fees to our advisor and its affiliates for the services they provide to us. The payment of these fees and the reimbursements of these expenses reduces the amount of cash available for investment in properties or distribution to stockholders. For a more detailed discussion of the fees payable to such entities in respect of this offering, see the section entitled “Management Compensation” in this prospectus.

Share Repurchase Program

The third paragraph of the “Prospectus Summary—Share Repurchase Program” section on page 19 of the prospectus is hereby superseded in its entirety as follows:

Unless the shares of our common stock are being repurchased in connection with a stockholder’s death or qualifying disability, the purchase price for shares repurchased under our share repurchase program will be as set forth below until we establish an estimated value of our shares. We do not currently anticipate obtaining appraisals for our investments (other than investments in transaction with affiliates) and, accordingly, the estimated value of our investments should not be viewed as an accurate reflection of the fair market value of our investments nor will they represent the amount of net proceeds that would result from an immediate sale of our assets. We expect to begin establishing an estimated value of our shares based on the value of our real estate and real estate-related investments on an annual basis beginning 18 months after the close of this offering, and will disclose the value in our SEC filings. We will retain persons independent of us and our advisor to prepare the estimated value of our shares. Prior to establishing the estimated value of our shares and unless the shares are being redeemed in connection with a stockholder’s death or qualifying disability, the price per share that we will pay to repurchase shares of our common stock will be as follows (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock):

•	for stockholders who have continuously held their shares of our common stock for at least one year, the price will be 92.5% of the amount paid for each such share;

•	for stockholders who have continuously held their shares of our common stock for at least two years, the price will be 95.0% of the amount paid for each such share;

•	for stockholders who have continuously held their shares of our common stock for at least three years, the price will be 97.5% of the amount paid for each such share; and

•	for stockholders who have held their shares of our common stock for at least four years, the price will be 100.0% of the amount paid for each such share.

The following risk factor appearing on page 33 of the prospectus is superseded in its entirety as follows:

You are limited in your ability to sell your shares pursuant to our share repurchase program and may have to hold your shares for an indefinite period of time.

Our board of directors may reject any request for repurchase of shares, suspend (in whole or in part) the share repurchase program at any time and from time to time upon notice to our stockholders and amend, suspend, reduce, terminate or otherwise change our share repurchase program at any time upon 30 days’ notice to our stockholders for any reason it deems appropriate. Because we only repurchase shares on a monthly basis, depending upon when during the month our board of directors makes this determination, it is possible that you would not have any additional opportunities to have your shares repurchased under the prior terms of the program, or at all, upon receipt of the notice. In addition, the share repurchase program includes numerous restrictions that would limit your ability to sell your shares. Generally, you must have held your shares for at least one year in order to participate in our share repurchase program. Subject to funds being available, the purchase price for shares repurchased under our share repurchase program will be as set forth below until we establish an estimated value of our shares (unless the shares are being redeemed in connection with a stockholder’s death or qualifying disability). We do not currently anticipate obtaining appraisals for our investments (other than investments in transactions with affiliates) and, accordingly, the estimated value of our investments should not be viewed as an accurate reflection of the fair market value of our investments nor will they represent the amount of net proceeds that would result from an immediate sale of our assets. We expect to begin establishing an estimated value of our shares based on the value of our real estate and real estate-related investments beginning 18 months after the close of this offering. We will retain persons independent of us and our advisor to prepare the estimated value of our shares. Prior to establishing the estimated value of our shares and unless the shares are being redeemed in connection with a stockholder’s death or qualifying disability, the price per share that we will pay to repurchase shares of our common stock will be as follows: (a) for stockholders who have continuously held their shares of our common stock for at least one year, the price will be 92.5% of the amount paid for each such share, (b) for stockholders who have continuously held their shares of our common stock for at least two years, the price will be 95.0% of the amount paid for each such share, (c) for stockholders who have continuously held their shares of our common stock for at least three years, the price will be 97.5% of the amount paid for each such share, and (d) for stockholders who have held their shares of our common stock for at least four years, the price will be 100.0% of the amount paid for each such share (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock). These limits might prevent us from accommodating all repurchase requests made in any year. See the section entitled “Share Repurchase Program” in this prospectus for more information about the share repurchase program. These restrictions severely limit your ability to sell your shares should you require liquidity, and limit your ability to recover the value you invested or the fair market value of your shares. As a result, you should not rely on our share repurchase program to provide you with liquidity.

The section titled “Share Repurchase Program” on page 160 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

Prior to the time that our shares are listed on a national securities exchange, our share repurchase program, as described below, may provide eligible stockholders with limited, interim liquidity by enabling them to sell shares back to us, subject to restrictions and applicable law. Specifically, state securities regulators impose investor suitability standards that establish specific financial thresholds that must be met by any investor in certain illiquid, long-term investments, including REIT shares. The purchase price for shares repurchased under our share repurchase program will be as set forth below until we establish an estimated value of our shares. We do not currently anticipate obtaining appraisals for our investments (other than investments in transaction with affiliates) and, accordingly, the estimated value of our investments should not be viewed as an accurate reflection of the fair market value of our investments nor will they represent the amount of net proceeds that would result from an immediate sale of our assets. We will begin establishing an estimated value of our shares based on the value of our real estate and real estate-related investments on an annual basis beginning 18 months after the close of this offering and will disclose the value in our SEC filings. Prior to establishing the estimated value of our shares and unless the shares are being redeemed in connection with a stockholder’s death or qualifying disability

(as defined below), the price per share that we will pay to repurchase shares of our common stock will be as follows:

•	for stockholders who have continuously held their shares of our common stock for at least one year, the price will be 92.5% of the amount you paid for each share;

•	for stockholders who have continuously held their shares of our common stock for at least two years, the price will be 95.0% of the amount you paid for each share;

•	for stockholders who have continuously held their shares of our common stock for at least three years, the price will be 97.5% of the amount you paid for each share; and

•

for stockholders who have held their shares of our common stock for at least four years, the price will be 100.0% of the amount paid for each such share (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock).

Shares redeemed in connection with a stockholder’s death or qualifying disability will be redeemed at a price per share equal to 100% of the amount the stockholder paid for each share, or, once we have established an estimated value per share, 100% of such amount, as determined by our board of directors, subject to any special distributions previously made to the stockholders. Shares redeemed in connection with a stockholder’s other exigent circumstances, such as bankruptcy, within one year from the purchase date, will be redeemed at a price per share equal to the price per share we would pay had the stockholder held the shares for one year from the purchase date, and at all other times in accordance with the table above. A stockholder must have beneficially held the shares for at least one year prior to offering them for sale to us through our share repurchase program, unless the shares are being redeemed in connection with a stockholder’s death, qualifying disability, or certain other exigent circumstances. Our board of directors reserves the right, in its sole discretion, at any time and from time to time, to waive the one-year holding period requirement in the event of the death or qualifying disability of a stockholder, other involuntary exigent circumstances such as bankruptcy, or a mandatory distribution requirement under a stockholder’s IRA.

After such time as our board of directors has determined a reasonable estimate of the value of our shares and unless the shares are being redeemed in connection with a stockholder’s death or qualifying disability, the per share redemption price will be based on the most recent estimated value of the shares as follows: after one year from the purchase date, 92.5% of the most recent estimated value of each share; after two years from the purchase date, 95.0% of the most recent estimated value of each share; after three years from the purchase date, 97.5% of the most recent estimated value of each share; and after four years from the purchase date, 100% of the most recent estimated value of each share (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock).

At any time the redemption price is determined by any method other than the net asset value of the shares, if we have sold property and have made one or more special distributions to our stockholders of all or a portion of the net proceeds from such sales, the per share redemption price will be reduced by the net sale proceeds per share distributed to investors prior to the redemption date. Our board of directors will, in its sole discretion, determine which distributions, if any, constitute a special distribution. While our board of directors does not have specific criteria for determining a special distribution, we expect that a special distribution will only occur upon the sale of a property and the subsequent distribution of the net sale proceeds. Upon receipt of a request for redemption, we will conduct a Uniform Commercial Code search to ensure that no liens are held against the shares. We will not redeem any shares subject to a lien. Any costs in conducting the Uniform Commercial Code search will be borne by us.

Repurchases of shares of our common stock, when requested, are at our sole discretion and generally will be made monthly. Each stockholder whose repurchase request is granted will receive the repurchase amount within ten days after the end of the month in which we grant its repurchase request. Subject to the limitations described in this prospectus, we also will repurchase shares upon the request of the estate, heir or beneficiary of a deceased stockholder. We will limit the number of shares repurchased pursuant to our share repurchase program as follows: during any calendar, we will not repurchase in excess of 5.0% of number of shares of common stock outstanding on December 31st of the previous calendar year.

Our sponsor, advisor, directors and their respective affiliates are prohibited from receiving a fee in connection with the share repurchase program.

Funding for the share repurchase program will come exclusively from proceeds we receive from the sale of shares under our distribution reinvestment plan during the prior calendar year and other operating funds, if any, as our board of directors, in its sole discretion, may reserve for this purpose. We cannot guarantee that the funds set aside for the share repurchase program will be sufficient to accommodate all requests made each month. However, a stockholder may withdraw its request at any time or ask that we honor the request when funds are available. Pending repurchase requests will be honored on a pro rata basis.

If funds available for our share repurchase program are not sufficient to accommodate all requests, shares will be repurchased as follows: (i) first, pro rata as to repurchases upon the death of a stockholder; (ii) next, pro rata as to repurchases to stockholders who demonstrate, in the discretion of our board of directors, another involuntary exigent circumstance, such as bankruptcy; (iii) next, pro rata as to repurchases to stockholders subject to a mandatory distribution requirement under such stockholder’s IRA; and (iv) finally, pro rata as to all other repurchase requests.

A stockholder or his or her estate, heir or beneficiary may present to us fewer than all of the shares then-owned for repurchase. Repurchase requests made (i) on behalf of a deceased stockholder; (ii) by a stockholder due to another involuntary exigent circumstance, such as bankruptcy, or (iii) by a stockholder, due to a mandatory distribution under such stockholder’s IRA, shall be made within 180 days of such event.

A stockholder who wishes to have shares repurchased must mail or deliver to us a written request on a form provided by us and executed by the stockholder, its trustee or authorized agent, which we must receive at least five business days prior to the end of the month in which the stockholder is requesting a repurchase of his or her shares. An estate, heir or beneficiary that wishes to have shares repurchased following the death of a stockholder must mail or deliver to us a written request on a form provided by us, including evidence acceptable to our board of directors of the death of the stockholder, and executed by the executor or executrix of the estate, the heir or beneficiary, or their trustee or authorized agent. Unrepurchased shares may be passed to an estate, heir or beneficiary following the death of a stockholder. If the shares are to be repurchased under any conditions outlined herein, we will forward the documents necessary to effect the repurchase, including any signature guaranty we may require.

Our share repurchase program provides stockholders only a limited ability to redeem shares for cash until a secondary market develops for our shares, at which time the program would terminate. No such market presently exists, and we cannot assure you that any market for your shares will ever develop.

In order for a disability to entitle a stockholder to the special redemption terms described above, (a qualifying disability), (1) the stockholder would have to receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the shares to be redeemed, and (2) such determination of disability would have to be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive (the applicable governmental agency). The applicable governmental agencies would be limited to the following: (i) if the stockholder paid Social Security taxes and, therefore, could be eligible to receive Social Security disability benefits, then the applicable governmental agency would be the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (ii) if the stockholder did not pay Social Security benefits and, therefore, could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System (“CSRS”), then the applicable governmental agency would be the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management; or (iii) if the stockholder did not pay Social Security taxes and therefore could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and, therefore, could be eligible to receive military disability benefits, then the applicable governmental agency would be the Veteran’s Administration or the agency charged with the responsibility for administering military disability benefits at that time if other than the Veteran’s Administration. Disability determinations by governmental agencies for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums would not entitle a stockholder to the special redemption terms described above. Redemption requests following an award by the applicable governmental agency of disability benefits would have to be accompanied by: (1) the investor’s initial application for disability benefits and (2) a Social Security administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Veteran’s Administration record of disability-related discharge or such other documentation issued by the applicable governmental agency that we would deem acceptable and would demonstrate an award of the disability benefits.

We understand that the following disabilities do not entitle a worker to Social Security disability benefits:

•	disabilities occurring after the legal retirement age; and

•	disabilities that do not render a worker incapable of performing substantial gainful activity.

Therefore, such disabilities would not qualify for the special redemption terms, except in the limited circumstances when the investor would be awarded disability benefits by the other applicable governmental agencies described above.

Shares we purchase under our share repurchase program will have the status of authorized but unissued shares. Shares we acquire through the share repurchase program will not be reissued unless they are first registered with the SEC under the Securities Act and under appropriate state securities laws or otherwise issued in compliance with such laws.

Our board of directors, at its sole discretion, may amend, suspend, reduce, terminate or otherwise change our share repurchase program upon 30 days’ prior notice to our stockholders for any reason it deems appropriate. Because we only repurchase shares on a monthly basis, depending upon when during the month our board of directors makes this determination, it is possible that you would not have any additional opportunities to have your shares repurchased under the prior terms of the program, or at all, upon receipt of the notice.

We may provide notice by including such information (a) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC or (b) in a separate mailing to the stockholders. During this offering, we would also include this information in a prospectus supplement or post-effective amendment to the registration statement, as required under federal securities laws.

Plan of Distribution—Dealer Manager and Compensation We Will Pay for the Sale of Our Shares

The second sentence in the fifth paragraph of the “Plan of Distribution—Dealer Manager and Compensation We Will Pay for the Sale of Our Shares” section on page 171 of the prospectus is superseded in its entirety as follows:

Investors may agree with their participating brokers to reduce the amount of selling commissions payable with respect to the sale of their shares down to zero (i) if the investor has engaged the services of a registered investment advisor or other financial advisor who will be paid compensation for investment advisory services or other financial or investment advice or (ii) if the investor is investing through a bank trust account with respect to which the investor has delegated the decision-making authority for investments made through the account to a bank trust department.

Plan of Distribution—Volume Discounts

The second paragraph of the “Plan of Distribution—Volume Discounts” section on page 173 of the prospectus is superseded in its entirety as follows:

We will pay reduced selling price per share, selling commissions and dealer manager fees, as applicable, to the entire purchase, not just the portion of the purchase falling within the indicated range. Thus, for example, an investment of $1,485,000 would result in a total purchase of 151,530.61 shares and selling commissions of $75,765. All selling commission and dealer manager fee rates are calculated assuming a $10.00 price per share.

Plan of Distribution—Shares Purchased by Affiliates

The section titled “Shares Purchased by Affiliates” on page 173 of the prospectus is superseded in its entirety as follows:

Other Discounts

Our dealer manager has agreed to sell up to 5.0% of the shares of our common stock offered in the primary offering to persons to be identified by us at a discount from the public offering price. We will sell shares in this “friends and family” program at $9.30 per share, reflecting the fact that selling commissions will be waived in the amount of $0.70 per share and will not be payable in connection with such sales. Further, in the sole discretion of SC Distributors, the dealer manager fee payable to SC Distributors in connection with such sales may be waived in full or in part, resulting in a fee of less than $0.275 per share. We intend to use the “friends and family” program to sell shares of our common to certain investors identified by us, including investors who have a prior business relationship with our sponsor, such as real estate brokers, joint venture partners and their employees, title insurance company executives, surveyors, attorneys and similar individuals, as well as our directors and officers and the officers and employees of our advisor and their family members (including spouses, parents, grandparents, children, siblings, mother- or father- in laws, son or daughter-in-laws and brother-or sister-in laws) or other affiliates. We also may sell shares to participating broker-dealers, their retirement plans and their representatives and family members, IRA’s and qualified plans of their representatives. The net proceeds to us from the sale of shares of our common stock to persons identified by us pursuant to the friends and family program will be substantially the same as the net proceeds we receive from other sales of shares of our common stock.

Our executive officers, directors and other affiliates, as well as investors who have purchased shares under the friends and family program will be expected to hold their shares purchased as stockholders for investment and not with a view towards resale. In addition, shares purchased by our advisor or its affiliates will not be entitled to vote on any matter presented to the stockholders for a vote relating to the removal of our directors or Carter/Validus Advisors, LLC as our advisor or any transaction between us and any of our directors, our advisor or any of their respective affiliates. With the exception of the 20,000 shares initially sold to Carter/Validus REIT Investment Management Company, LLC in connection with our organization, no director, officer or advisor or any affiliate may own more than 9.8% in value or number of our outstanding common stock.

Automatic Purchase Program

The first paragraph of the “Plan of Distribution—Automatic Purchase Program” section on page 175 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

Investors who desire to purchase shares in this offering at regular intervals may be able to do so by electing to participate in the automatic purchase plan by completing an enrollment form that we will provide upon request. Alabama, Arizona, Nebraska, Ohio and Tennessee investors are not eligible to participate in the automatic purchase program. Custodial accounts are also not eligible to participate in the Automatic Purchase Program. The minimum periodic investment is $100 per month. We will pay dealer manager fees and selling commissions in connection with sales under the automatic purchase program to the same extent that we pay those fees and commissions on shares sold in the primary offering outside of the automatic purchase program.

Revised Subscription Agreement

A revised form of our Subscription Agreement is attached as Appendix C to this prospectus supplement and supersedes and replaces the Subscription Agreement included as Appendix C to Supplement No. 1 to our prospectus.

Revised Automatic Purchase Program Enrollment Form

A revised form of our Automatic Purchase Program Enrollment Form is attached as Appendix E to this prospectus supplement and supersedes and replaces the Automatic Purchase Program Enrollment Form included as Appendix E to Supplement No. 1 to our prospectus.

Management—Executive Officers and Directors

The table for the executive officers and directors of the Company on page 71 of the prospectus is hereby amended and superseded in its entirety as follows:

Executive Officers and Directors

We have provided below certain information about our executive officers and directors.

Name	Age	Position(s)
John Carter	51	Chairman of the Board, Chief Executive Officer and President

Todd Sakow	39	Chief Financial Officer and Treasurer

Lisa Drummond	47	Secretary

Mario Garcia, Jr.	40	Director

Jonathan Kuchin	59	Independent Director

Randall Greene	60	Independent Director

Ronald Rayevich	68	Independent Director

The information presented above is as of the date hereof.

The section disclosing the backgrounds of the executive officers and directors of the Company appearing on pages 71 through 74 of the prospectus is supplemented by and should be read in conjunction with the following biography. The biography of James Ziegelbauer appearing on page 73 of the prospectus is removed in its entirety.

Jonathan Kuchin, CPA has been one of our independent directors since March 2011. Mr. Kuchin has more than 29 years of experience in public accounting, focusing on public companies and their financial and tax issues, including initial public offerings, public financings, mergers and acquisitions, compensation issues (i.e., options, warrants, phantom stock, restricted stock), and implementation and compliance with the Sarbanes-Oxley Act of 2002 (“SOX”). On June 30, 2010, Mr. Kuchin retired as a tax partner from PricewaterhouseCoopers (“PwC”). At retirement, he was a real estate tax partner in the New York City office, where he focused on public and private REIT clients and on SEC reporting aspects of public REITs, including accounting for income taxes and uncertainty of income taxes as well as compliance with SOX. He served in that capacity from June 2006 until his retirement date. From September 2004 to June 2006, Mr. Kuchin was a tax service partner for large corporations at PwC in the New York City office, where he focused on PwC audit clients and their issues relating to accounting for income taxes, compliance with SOX, deferred tax studies, first SEC filings and conversion to GAAP. Prior to June 2006, Mr. Kuchin served as the tax partner in charge of the PwC Seattle office and focused his practice on large public companies and the issues related to SEC filings, accounting for income taxes, SOX, and all other tax issues for public companies. In addition to his client responsibilities in Seattle, he managed the tax practice of 85 tax professionals including partners specializing in international tax, state and local tax, financial service tax and private companies. From October 1988 to July 1997, when he was admitted to the Coopers and Lybrand partnership, Mr. Kuchin held various positions with Coopers & Lybrand. Mr. Kuchin is associated with the American Institute of Certified Public Accountants. Mr. Kuchin obtained a Bachelor’s degree in Business Economics from the University of California, Santa Barbara in March of 1981. Mr. Kuchin was selected to serve as an independent director because of his significant real estate experience with education facilities and his expansive knowledge in the public accounting and real estate industries.

Management—The Advisor

The table for the officers and key personnel of our advisor on page 77 of the prospectus is hereby amended and superseded in its entirety as follows:

The officers and key personnel of our advisor are as follows:

Name	Age	Position(s)
John Carter	51	Chief Executive Officer, Chief Investment Officer and Member of Investment Management Committee

John McRoberts	58	President, Member of Investment Management Committee

William Harlan	60	President— Healthcare Division

Todd M. Sakow	39	Chief Financial Officer and Treasurer

Lisa Drummond	47	Chief Operating Officer and Secretary

Patrick Miller	47	Executive Vice President

Michael Seton	38	Executive Vice President—Finance, Member of Investment Management Committee

Mario Garcia, Jr.	40	Member of Investment Management Committee

Bob Peterson	59	Member of Investment Management Committee

Robert Winslow	61	Member of Investment Management Committee

John Regan	46	Vice President of Acquisitions and Due Diligence—Data Center Division

Christof Hammerli	37	Vice President of Acquisitions and Due Diligence—Data Center Division

Gary Paetau	60	Vice President of Education Division

John Jokerst	49	Vice President of Education Division

Scott Taylor	44	Executive Vice President of Education Division

The information presented above is as of the date hereof.

The section disclosing the backgrounds of the officers and key personnel of our advisor appearing on pages 78 through 80 of the prospectus is supplemented by and should be read in conjunction with the following biographies:

John Regan is the Vice President of Acquisitions and Due Diligence—Data Center Division of Carter/Validus Advisors, LLC. Mr. Regan has over 27 years of experience in the information technology and facilities infrastructure space. Mr. Regan joined Carter/Validus Advisors, LLC after nearly 18 years at PricewaterhouseCoopers LLP, an accounting and professional services firm. At PricewaterhouseCoopers, Mr. Regan served as National Director of Data Center Services from 2004 to December 2010, National Director of Network Services from March 2002 to September 2004, and National Director of Infrastructure Delivery from September 1999 to March 2002. Prior to PricewaterhouseCoopers, from September 1983 to March 1993, Mr. Regan worked as Principal Software Specialist at Digital Equipment Corporation, a computer hardware and software manufacturing firm. Mr. Regan’s experience has included a broad spectrum of responsibilities from systems, networking and facilities infrastructure design, through implementation and operations, to sales and technical sales support. Mr. Regan led a team of technology and facilities infrastructure engineers and project managers through the execution of more than 26,000,000 sf. of real estate projects spanning renovations, restacks, retrofits, consolidations and new build outs of Coopers & Lybrand and PricewaterhouseCoopers technology and facilities infrastructure projects driving technology as a key business enabler to marketplace success. His extensive experience in the facilities space culminated with the achievement of building a state-of-the-art LEED Gold certified Mission Critical Facility commissioned in early 2010. The facility was recognized by Computer World and Network World as a key element in PricewaterhouseCoopers achieving the status as number one Green IT Organization worldwide. Mr. Regan is an expert in business continuity and disaster recovery having held the responsibility for PricewaterhouseCoopers Disaster Recovery program and achieving credentialed status as a Certified Business Continuity Professional (CBCP). Mr. Regan has also gone on to achieve status as an Accredited Tiering Specialist (ATS) through the Uptime Institute. Mr. Regan holds multiple certificates in the technology infrastructure space having achieved ITIL certification and various systems designations through Digital Equipment Corporation, Research Triangle Institute and NCSU.

Christof Hammerli is the Vice President of Acquisitions and Due Diligence -Data Center Division of Carter/Validus Advisors, LLC. Mr. Hammerli has more than fourteen years of experience in various finance, risk management and corporate development roles. Most recently, Mr. Hammerli was Director of Corporate Development for Equinix, Inc., a global network neutral collocation provider. In that role, Mr. Hammerli was responsible for coordinating both organic and inorganic growth efforts for Equinix in Europe. This included real estate selection decisions, buy versus lease assessments, the analysis of new markets to enter via acquisitions. Specific responsibilities also included building valuation models, management of the due diligence process (financial, operational, legal and commercial) and the coordination of the post-deal integration. Mr. Hammerli worked at Equinix from August 2007 until February 2011. From June 2004 until July 2007, Mr. Hammerli worked for MetLife, a life insurer and real estate investor, where he was responsible for enterprise-wide risk reporting, various strategic initiatives and merger integrations. Prior to MetLife, Mr. Hammerli worked at Credit Suisse and Ernst & Young Consulting in various roles including finance, risk management, project management and business development. Mr. Hammerli obtained a Bachelor’s Degree in Management and Finance from the University of Tampa in December, 1997 and a Master’s in Business Administration from Northwestern University’s Kellogg School of Business in June 2002. Mr. Hammerli is also a Licensed International Financial Analyst (LIFA—lifetime charter holder).

John Jokerst is the Vice President of Education Division of Carter/Validus Advisors, LLC. Mr. Jokerst has more than 12 years of real estate experience in bringing new facilities to university and college campuses. Mr. Jokerst is Senior Vice President and Partner in the Program Development Services Group of Carter & Associates, L.L.C., one of the principals of the Company’s sponsor. Since joining Carter & Associates, LLC in 1998, Mr. Jokerst has been responsible for the successful development of over $1.5 billion in on-campus improvements including academic, lab, residential, athletic, recreation, and administrative facilities. Mr. Jokerst is a registered architect and is affiliated with the Society for College and University Planning (SCUP) and the National Association of College and University Business Officers (NACUBO). From 1991 to 1998, Mr. Jokerst held various sales, marketing and management positions with Intergraph Corporation at both the regional and national levels, promoting technology solutions to the AEC/Facilities sector and consulting services respectively. From 1989 to 1991, Mr. Jokerst was an intern for Cooper Carry & Associates, becoming a licensed architect with the firm and maintaining his license presently. Mr. Jokerst obtained a Bachelor’s degree in Architecture from the University in Tennessee in 1985.

Gary Paetau is the Vice President of Education Division of Carter/Validus Advisors, LLC. Mr. Paetau has more than 40 years of experience in development, design and construction in a broad range of projects, including educational facilities, corporate office buildings, hospitals, airports and mixed-use developments. Mr. Paetau is Senior Vice President and Partner in the Program Executive Services Group of Carter & Associates, L.L.C. Since joining Carter & Associates, LLC in 1993, Mr. Paetau has been responsible for and completed more than 9 million square feet and $2 billion in construction of various educational facilities. At Carter & Associates, L.L.C., Mr. Paetau specializes in program management services as the owner’s representative for clients, providing a wide range of services from project inception to move-in, including financing, contract negotiations, consultant selection, design, bidding, construction. Mr. Paetau is a registered architect, affiliated with the American Institute of Architects, Society for College and University Planning (SCUP), National Association of Independent Schools, National Association of College and University Business Officers (NACUBO) and Association of Higher Education Facilities Officers (APPA). From June 1991 to June 1993, Mr. Paetau was a Project Management Consultant. Mr. Paetau obtained a Bachelor’s degree in architecture from the University in Illinois in 1973.

Scott Taylor is the Executive Vice President of the Education Division of Carter/Validus Advisors, LLC. He is also the President of Carter & Associates, LLC, one of the principals of the Company’s sponsor. Mr. Taylor has more than 21 years of real estate experience and is responsible for overseeing Carter’s Program Development Services business unit, which currently handles the development of nearly five billion square feet of office, educational, mixed-use and medical projects throughout the United States. In addition to his PDS responsibilities, Mr. Taylor also oversees the Property and Facility Management business unit, which currently manages 25 million square feet throughout the United States. He also oversees all marketing and human resource activities companywide. Mr. Taylor is a member of the Investment Committee for the Carter Real Estate Funds, Carter’s private equity investment vehicles. Mr. Taylor joined Carter & Associates in 2004 and was named partner in 2004. Over his 21 year career, Mr. Taylor has been involved in the development and investment activities of more than 15 million square feet valued in excess of $5 billion. From 1996 until joining Carter, Mr. Taylor was President of Atlanta-based Holder Properties. He began his real estate career as a land broker with Cushman & Wakefield of Georgia in 1989. Mr. Taylor obtained a B.B.A. in Finance from The University of Georgia in Athens, Georgia in 1988.

Investor Suitability Standards

The third paragraph of the “Investor Suitability Standards” section on page (i) of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

The minimum purchase is 200 shares ($2,000), except in New York and Tennessee, where the minimum purchase is 250 shares ($2,500). After you have purchased the minimum purchase amount, any additional purchase must be in increments of $100 or made pursuant to our distribution reinvestment plan, which may be in lesser amounts. You may not transfer fewer shares than the minimum purchase requirement. In addition, you may not transfer, fractionalize or subdivide your shares so as to retain less than the number of shares required for the minimum purchase. In order to satisfy the minimum purchase requirements for individual retirement accounts, or IRAs, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $100. You should note that an investment in shares of our common stock will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code.

Risk Factors—Risks Associated with Investments in the Medical Property Sector

The second risk factor appearing on page 43 of the prospectus is superseded in its entirety as follows:

Reductions in reimbursement from third party payors, including Medicare and Medicaid, could adversely affect the profitability of our tenants and hinder their ability to make rent payments to us.

Sources of revenue for our tenants may include the federal Medicare program, state Medicaid programs, private insurance carriers and health maintenance organizations, among others. Efforts by such payors to reduce healthcare costs have intensified in recent years and will likely continue, which may result in reductions or slower growth in reimbursement for certain services provided by some of our tenants. In addition, the healthcare billing rules and regulations are complex, and the failure of any of our tenants to comply with various laws and regulations could jeopardize their ability to continue participating in Medicare, Medicaid and other government sponsored payment programs. Moreover, the state and federal governmental healthcare programs are subject to reductions by state and federal legislative actions. Currently, at the end of 2011, the physician’s reimbursement from Medicare may be reduced due to the sustainable growth rate being cut by over 25.0% unless the federal government provides a change in the legislation prior to the end of 2011. This reduction in Medicare reimbursement may adversely impact our tenants’ ability to make rental payments.

The healthcare industry continues to face various challenges, including increased government and private payor pressure on healthcare providers to control or reduce costs. It is possible that our tenants will continue to experience a shift in payor mix away from fee-for-service payors, resulting in an increase in the percentage of revenues attributable to managed care payors, and general industry trends that include pressures to control healthcare costs. Pressures to control healthcare costs and a shift away from traditional health insurance reimbursement to managed care plans have resulted in an increase in the number of patients whose healthcare coverage is provided under managed care plans, such as health maintenance organizations and preferred provider organizations. In addition, the healthcare legislation passed in 2010 included new payment models with new shared savings programs and demonstration programs that include bundled payment models and payments contingent upon reporting on satisfaction of quality benchmarks. The new payment models will likely change how physicians are paid for services. These changes could have a material adverse effect on the financial condition of some or all of our tenants in our medical facilities. The financial impact on our tenants could restrict their ability to make rent payments to us, which would have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

The first risk factor appearing on page 44 of the prospectus is superseded in its entirety as follows:

The healthcare industry is heavily regulated, and new laws or regulations, changes to existing laws or regulations, loss of licensure or failure to obtain licensure could result in the inability of our tenants to make rent payments to us.

The healthcare industry is heavily regulated by federal, state and local governmental bodies. The tenants in our medical facilities generally will be subject to laws and regulations covering, among other things, licensure, certification for participation in government programs, and relationships with physicians and other referral sources. Changes in these laws and regulations could negatively affect the ability of our tenants to make lease payments to us and our ability to make distributions to our stockholders. Many of our medical facilities and their tenants may require a license or certificate of need, or CON, to operate. Failure to obtain a license or CON, or loss of a required license or CON, would prevent a facility from operating in the manner intended by the tenant. These events could materially adversely affect our tenants’ ability to make rent payments to us. State and local laws also may regulate expansion, including the addition of new beds or services or acquisition of medical equipment, and the construction of medical facilities, by requiring a CON or other similar approval. State CON laws are not uniform throughout the United States and are subject to change; therefore, this may adversely impact our tenants’ ability to provide services in different states. We cannot predict the impact of state CON laws on our development of facilities or the operations of our tenants. In addition, state CON laws often materially impact the ability of competitors to enter into the marketplace of our facilities. The repeal of CON laws could allow competitors to freely operate in previously closed markets. This could negatively affect our tenants’ abilities to make current payments to us. In limited circumstances, loss of state licensure or certification or closure of a facility could ultimately result in loss of authority to operate the facility and require new CON authorization to re-institute operations. As a result, a portion of the value of the facility may be reduced, which would adversely impact our business, financial condition and results of operations and our ability to make distributions to our stockholders.

The third risk factor on page 44 of the prospectus is hereby superseded in its entirety as follows:

Adverse trends in healthcare provider operations may negatively affect our lease revenues and our ability to make distributions to our stockholders.

The healthcare industry is currently experiencing changes in the demand for and methods of delivering healthcare services; changes in third party reimbursement policies; significant unused capacity in certain areas, which has created substantial competition for patients among healthcare providers in those areas; continuing pressure by private and governmental payors to reduce payments to providers of services; increased scrutiny of billing, referral and other practices by federal and state authorities; changes in federal and state healthcare program payment models; and increased emphasis on compliance with privacy and security requirements related to personal health information. These factors may adversely affect the economic performance of some or all of our tenants and, in turn, our lease revenues and our ability to make distributions to our stockholders.

The discussion regarding “Risks Associated with Investments in the Medical Property Sector” on pages 42 through 45 of the prospectus is supplemented by and should be read in conjunction with the following risk factor:

Recently enacted comprehensive healthcare reform legislation, the effects of which are not yet known, could materially and adversely affect our business, financial condition and results of operations and our ability to pay distributions to our you.

On March 23, 2010, the President signed into law the Patient Protection and Affordable Care Act of 2010, or the Patient Protection and Affordable Care Act, and on March 30, 2010, the President signed into law the

Health Care and Education Reconciliation Act of 2010, or the Reconciliation Act, which in part modified the Patient Protection and Affordable Care Act. Together, the two acts serve as the primary vehicle for comprehensive healthcare reform in the U.S. The acts are intended to reduce the number of individuals in the U.S. without health insurance and effect significant other changes to the ways in which healthcare is organized, delivered and reimbursed. Included with the legislation is a limitation on physician-owned hospitals from expanding, unless the facility satisfies very narrow federal exceptions to this limitation. Therefore, if our tenants are physicians that own and refer to a hospital, the hospital would be limited in its operations and expansion potential, which may limit the hospital’s services and resulting revenues and may impact the owner’s ability to make rental payments. The legislation will become effective through a phased approach, beginning in 2010 and concluding in 2018. At this time, the effects of healthcare reform and its impact on our properties are not yet known but could materially and adversely affect our business, financial condition, results of operations and ability to pay distributions to you.

Risk Factors—Risks Related to an Investment in Carter Validus Mission Critical REIT, Inc.

The discussion regarding “Risks Related to an Investment in Carter Validus Mission Critical REIT, Inc.” on pages 23 through 27 of the prospectus is supplemented by and should be read in conjunction with the following risk factor:

The offering price for our shares is not based on the book value or net asset value of our current or expected investments or our current or expected operating income.

The offering price for our shares is not based on the book value or net asset value of our current or expected investments or our current or expected operating income. Our board of directors does not intend to provide an estimate of the value of our assets until eighteen months after the end of the offering period. Until such time as our board of directors determines a reasonable estimate of the value of our assets, the price of our shares is not intended to reflect our per share net asset value.

Risk Factors—Risks Related to This Offering and Our Corporate Structure

The discussion regarding “Risks Related to This Offering and Our Corporate Structure” on pages 29 through 36 of the prospectus is supplemented by and should be read in conjunction with the following risk factor:

A proposed change in U.S. accounting standards for leases could reduce the overall demand to lease our properties.

The existing accounting standards for leases require lessees to classify their leases as either capital or operating leases. Under a capital lease, both the leased asset, which represents the tenant’s right to use the property, and the contractual lease obligation are recorded on the tenant’s balance sheet if one of the following criteria are met: (i) the lease transfers ownership of the property to the lessee by the end of the lease term; (ii) the lease contains a bargain purchase option; (iii) the non-cancellable lease term is more than 75% of the useful life of the asset; or (iv) if the present value of the minimum lease payments equals 90% or more of the leased property’s fair value. If the terms of the lease do not meet these criteria, the lease is considered an operating lease, and no leased asset or contractual lease obligation is recorded by the tenant.

In order to address concerns raised by the SEC regarding the transparency of contractual lease obligations under the existing accounting standards for operating leases, the U.S. Financial Accounting Standards Board (“FASB”) and the International Accounting Standards Board (“IASB”) initiated a joint project to develop new guidelines to lease accounting. The FASB and IASB (collectively, the “Boards”) issued an Exposure Draft on August 17, 2010 (the “Exposure Draft”), which proposes substantial changes to the current lease accounting standards, primarily by eliminating the concept of operating lease accounting. As a result, a lease asset and obligation will be recorded on the tenant’s balance sheet for all lease arrangements. In order to mitigate the effect of the proposed lease accounting, tenants may seek to negotiate certain terms within new lease arrangements or modify terms in existing lease arrangements, such as shorter lease terms, which would generally have less impact on tenant balance sheets. Also, tenants may reassess their lease-versus-buy strategies. This could result in a greater renewal risk, a delay in investing our offering proceeds, or shorter lease terms, all of which may negatively impact our operations and our ability to pay distributions to you.

The prospectus is hereby supplemented with the following “Management’s Discussion and Analysis of Financial Condition and Results of Operations”:

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes thereto, included elsewhere in this prospectus supplement.

Overview

We were incorporated on December 16, 2009 under the laws of the state of Maryland and intend to acquire and operate a diversified portfolio of income producing commercial real estate, with a focus on the data center, medical and educational sectors. We may also invest in real estate related securities. We intend to qualify as a REIT for federal income tax purposes during the year ending December 31, 2011, or the first year in which we commence material operations.

We are offering for sale to the public on a “best efforts” basis a minimum of 200,000 shares of common stock and a maximum of 150,000,000 shares of common stock at a price of $10.00 per share and up to 25,000,000 additional shares pursuant to a DRIP under which stockholders may elect to have distribution reinvestment in additional shares of common stock at the higher of $9.50 per share or 95% of the fair market value per share as determined by our board of directors. Our Registration Statement was declared effective on December 10, 2010. As of December 31, 2010, we had not received subscriptions for shares of common stock in the Offering.

Substantially, all of our operations will be conducted through Carter/Validus Operating Partnership, LP (the “Operating Partnership”). We are externally advised by Carter/Validus Advisors, LLC (the “Advisor”), pursuant to an advisory agreement (the “Advisory Agreement”), between us and our Advisor that has a one-year term that expires November 15, 2011 and is subject to successive one-year renewals upon the mutual consent of the parties. Our Advisor supervises and manages our day-to-day operations and selects the properties and real estate-related investments we acquire, subject to the oversight and approval of our board of directors. Our Advisor also provides marketing, sales and client services on our behalf. Our Advisor engages affiliated entities to provide various services to us. Our Advisor is managed by and is a subsidiary of our Sponsor, Carter/Validus REIT Investment Management Company, LLC.

As of December 31, 2010, we had neither purchased nor contracted to purchase any investments nor had our Advisor identified any real estate or real estate-related investments in which it was reasonably probable that we would invest.

Critical Accounting Policies

Our critical accounting policies are more fully described in Note 2—“Summary of Significant Accounting Policies” of the accompanying consolidated financial statements. As disclosed in Note 2, the preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ significantly from those estimates. We believe that the following discussion addresses the most critical accounting policies, which are those that are most important to the portrayal of the Company’s financial condition and results of operations and require management’s most difficult, subjective and complex judgments.

Revenue Recognition, Tenant Receivables and Allowance for Uncollectible Accounts

We recognize revenue in accordance with Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition (“ASC Topic 605”). ASC Topic 605 requires that all four of the following basic criteria be met before revenue is realized or realizable and earned: (1) there is persuasive evidence that an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectability is reasonably assured.

In accordance with ASC, Topic 840, Leases, minimum annual rental revenue will be recognized on a straight-line basis over the term of the related lease (including rent holidays). Differences between rental income recognized and amount contractually due under the lease agreements will be credited or charged, as applicable, to rent receivable. Tenant reimbursement revenue, which will be comprised of additional amounts recoverable from tenants for common area maintenance expenses and certain other recoverable expenses, will be recognized as revenue in the period in which the related expenses will be incurred. Tenant reimbursements will be recognized and presented in accordance with ASC Subtopic 605-45, Revenue Recognition—Principal Agent Consideration (“ASC Subtopic 605-45”). ASC Subtopic 605-45 requires that these reimbursements be recorded on a gross basis, as we will generally be the primary obligor with respect to purchasing goods and services from third-party suppliers, have discretion in selecting the supplier and have credit risk. We will recognize lease termination fees if there is a signed termination letter agreement, all of the conditions of the agreement have been met and the tenant is no longer occupying the property.

Tenant receivables and unbilled deferred rent receivables will be carried net of the allowances for uncollectible current tenant receivables and unbilled deferred rent. An allowance will be maintained for estimated losses resulting from the inability of certain tenants to meet the contractual obligations under their lease agreements. We will also maintain an allowance for deferred rent receivables arising from the straight-lining of rents. Our determination of the adequacy of these allowances will be based primarily upon evaluations of historical loss experience, the tenant’s financial condition, security deposits, letters of credit, lease guarantees and current economic conditions and other relevant factors.

Capitalization of Expenditures and Depreciation of Assets

The cost of operating properties will include the cost of land and completed buildings and related improvements. Expenditures that increase the service life of properties will be capitalized; the cost of maintenance and repairs will be charged to expense as incurred. The cost of building and improvements will be depreciated on a straight-line basis over the estimated useful lives. The cost of improvements will be depreciated on a straight-line basis over the shorter of the lease term or useful life. Furniture, fixtures and equipment will be depreciated over the estimated useful lives. When depreciable property is retired or disposed of, the related costs and accumulated depreciation will be removed from the accounts and any gain or loss will be reflected in operations.

As part of the leasing process, we may provide the lessee with an allowance for the construction of leasehold improvements. These leasehold improvements will be capitalized and recorded as tenant improvements, and depreciated over the shorter of the useful life of the improvements or the lease term. If the allowance represents a payment for a purpose other than funding leasehold improvements, or in the event we are not considered the owner of the improvements, the allowance will be considered to be a lease inducement and will be recognized over the lease term as a reduction of rental revenue. Factors considered during this evaluation include, among other things, who holds legal title to the improvements as well as other controlling rights provided by the lease agreement and provisions for substantiation of such costs (e.g. unilateral control of the tenant space during the build-out process). Determination of the appropriate accounting for the payment of a tenant allowance will be made on a lease-by-lease basis, considering the facts and circumstances of the individual tenant lease. Recognition of lease revenue commences when the lessee is given possession of the leased space upon completion of tenant improvements when we are the owner of the leasehold improvements. However, when the leasehold improvements are owned by the tenant, the lease inception date is the date the tenant obtains possession of the leased space for purposes of constructing its leasehold improvements.

Impairment

We will carry our properties at historical cost less accumulated depreciation. We will assess the impairment of a real estate asset when events or changes in circumstances indicate that its carrying value may not be recoverable. Indicators we consider important and that we believe could trigger an impairment review include, among others, the following:

•	significant negative industry or economic trends;

•	a significant underperformance relative to historical or projected future operating results; and

•	a significant change in the extent or manner in which the asset is used or significant physical change in the asset.

In the event that the carrying amount of a property exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the property, we would recognize an impairment loss to the extent the carrying amount exceeds the estimated fair value of the property. The estimation of expected future net cash flows is inherently uncertain and relies on subjective assumptions dependent upon future and current market conditions and events that affect the ultimate value of the property. It will require us to make assumptions related to discount rates, future rental rates, tenant allowances, operating expenditures, property taxes, capital improvements, occupancy levels, and the estimated proceeds generated from the future sale of the property.

Properties Held for Sale

We will account for our properties held for sale in accordance with ASC Topic 360, Property, Plant, and Equipment (“ASC Topic 360”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and requires that, in a period in which a component of an entity either has been disposed of or is classified as held for sale, the income statements for current and prior periods shall report the results of operations of the component as discontinued operations.

In accordance with ASC Topic 360, at such time as a property is held for sale, such property is carried at the lower of (1) its carrying amount or (2) fair value less costs to sell. In addition, a property being held for sale ceases to be depreciated. We will classify operating properties as property held for sale in the period in which all of the following criteria are met:

•	management, having the authority to approve the action, commits to a plan to sell the asset;

•	the asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets;

•	an active program to locate a buyer and other actions required to complete the plan to sell the asset has been initiated;

•	the sale of the asset is probable and the transfer of the asset is expected to qualify for recognition as a completed sale within one year;

•	the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and

•	given the actions required to complete the plan to sell the asset, it is unlikely that significant changes to the plan would be made or that the plan would be withdrawn.

Purchase Price Allocation

In accordance with ASC Topic 805, Business Combinations, we, with assistance from independent valuation specialists, will allocate the purchase price of acquired properties to tangible and identified intangible assets and liabilities based on their respective fair values. The allocation to tangible assets (building and land) will be based upon our determination of the value of the property as if it were to be replaced and vacant using comparable sales, cost data and discounted cash flow models similar to those used by independent appraisers. Allocations are made at the fair value for furniture, fixtures and equipment on the premises. Additionally, the purchase price of the applicable property will be allocated to the above or below market value of in-place leases, the value of in-place leases, tenant relationships and above or below market debt assumed. Factors considered by us will include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases.

The value allocable to the above or below market component of the acquired in-place leases will be determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between: (1) the contractual amounts to be paid pursuant to the lease over its remaining term and (2) our estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases will be included in identified intangible assets, net in our consolidated balance sheets and amortized to rental income over the remaining non-cancelable lease term of the acquired leases with each property. The amounts allocated to below market lease values will be included in identified intangible liabilities, net in our consolidated balance sheets and will be amortized to rental income over the remaining non-cancelable lease term plus any below market renewal options of the acquired leases with each property.

The total amount of other intangible assets acquired will be further allocated to in-place lease costs and the value of tenant relationships based on management’s evaluation of the specific characteristics of the tenant’s lease and our overall relationship with the tenants. Characteristics considered by us in allocating these values will include the nature and extent of the credit quality and expectations of lease renewals, among other factors. The amounts allocated to in place lease costs will be included in identified intangible assets, net in our consolidated balance sheets and will be amortized to depreciation and amortization expense over the average remaining non-cancelable lease term of the acquired leases with each property. The amounts allocated to the value of tenant relationships will be included in identified intangible assets, net in our consolidated balance sheets and will be amortized to depreciation and amortization expense over the average remaining non-cancelable lease term of the acquired leases plus the market renewal lease term.

The value allocable to above or below market debt will be determined based upon the present value of the difference between the cash flow stream of the assumed mortgage and the cash flow stream of a market rate mortgage at the time of assumption. The amounts allocated to above or below market debt will be included in mortgage loan payables, net on our consolidated balance sheets and will be amortized to interest expense over the remaining term of the assumed mortgage.

These allocations will be subject to change based on information identified at the time of purchase which confirms the value of an asset or liability received in an acquisition of property.

Qualification as a REIT

We intend to make an election to be taxed as a REIT under Section 856 through 860 of the Code and, we intend to be taxed as such beginning with our taxable year ending December 31, 2011, or the first year in which we commence material operations. We have not yet qualified as a REIT. To qualify, and maintain our qualification, as a REIT, we must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90.0% of our REIT taxable income to stockholders. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders.

If we fail to qualify or maintain our qualification as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could have a material adverse effect on our net income and net cash available for distribution to our stockholders. Because of our intention to elect REIT status in 2011, we will not benefit from the loss incurred for the year ended December 31, 2010.

Recently Issued Accounting Pronouncements

For a discussion of recently issued accounting pronouncements, see Note 2—“Summary of Significant Accounting Policies—Recently Issued Accounting Standards” to the consolidated financial statements that are a part of this prospectus supplement.

Factors That May Influence Results of Operations

We are not aware of any material trends or uncertainties, other than national economic conditions affecting real estate generally and those risks listed in Part I. Item 1A. Risk Factors, of this prospectus supplement, that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition, management and operation of properties.

Rental Income

The amount of rental income generated by our future properties will depend principally on our ability to maintain the occupancy rates of leased space and to lease available space and space available from unscheduled lease terminations at the then existing rental rates. Negative trends in one or more of these factors could adversely affect our rental income in future periods.

Sarbanes-Oxley Act

The Sarbanes-Oxley Act of 2002, as amended, and related laws, regulations and standards relating to corporate governance and disclosure requirements applicable to public companies, have increased the costs of compliance with corporate governance, reporting and disclosure practices. These costs may have a material adverse effect on our results of operations and could impact our ability to pay distributions to our stockholders. Furthermore, we expect that these costs will increase in the future due to our continuing implementation of compliance programs mandated by these requirements. Any increased costs may affect our ability to distribute funds to our stockholders.

In addition, these laws, rules and regulations create new legal bases for potential administrative enforcement, civil and criminal proceedings against us in the event of non-compliance, thereby increasing the risks of liability and potential sanctions against us. We expect that our efforts to comply with these laws and regulations will continue to involve significant and potentially increasing costs, and that our failure to comply with these laws could result in fees, fines, penalties or administrative remedies against us.

Results of Operations

As of December 31, 2010, we had not commenced any significant operations. For the year ended December 31, 2010, we incurred a net loss of approximately $65,000, which was primarily related to general and administrative expenses, including board of directors’ fees.

We will reimburse our Advisor, or its affiliates, for organization and offering costs it incurs on our behalf, but only to the extent the reimbursement would not cause the selling commissions, the dealer manager fee and the other organization and offering expenses incurred by us to exceed 15% of gross offering proceeds as of the date of the reimbursement. We expect that organization and offering expenses (other than selling commissions and dealer manager fees) will be approximately 1.25% of the gross offering proceeds. As of December 31, 2010, our Advisor had incurred organization and offering costs of approximately $1,882,000, on behalf of the Company. These costs are not included in the accompanying consolidated financial statements of the Company because such costs are not a liability of the Company until the subscriptions for the minimum number of shares of common stock are received by the Company.

When recorded by us, other organization expenses will be expensed as incurred and offering expenses will be charged to stockholders’ equity as such amounts will be reimbursed to our Advisor or its affiliates from the gross proceeds of the Offering. For a further discussion of other organization and offering expenses, see Note 4—“Related Party Arrangements” to the consolidated financial statements that are a part of this prospectus supplement.

Cash Flow Analysis

Financing Activities. Net cash provided by financing activities increased $2,000 due to contributions for noncontrolling interests in our Operating Partnership.

Liquidity and Capital Resources

We are dependent upon the net proceeds to be received from the Offering to conduct our proposed activities. The capital required to purchase real estate and real estate-related investments will be obtained primarily from our Offering and from any indebtedness that we may incur.

We expect to experience a relative increase in liquidity as additional subscriptions for shares of our common stock are received and a relative decrease in liquidity as net offering proceeds are expended in connection with the acquisition, management and operation of our investments in real estate and real estate-related investments.

Our sources of funds will primarily be the net proceeds of the Offering, operating cash flows and borrowings. The Advisor has agreed to fund our operations until we raise enough funds from proceeds of the Offering, borrowings or operations to meet our cash requirements. We believe that these cash resources will be sufficient to satisfy our cash requirements for the foreseeable future, and we do not anticipate a need to raise funds from other than these sources within the next 12 months.

Our principal demands for funds will be for acquisitions of real estate and real estate-related investments, to pay operating expenses and interest on our future indebtedness and to pay distributions to our stockholders. In addition, we will require resources to make certain payments to our Advisor and our dealer manager, which, during the Offering, include payments to our Advisor and its affiliates for reimbursement of other organizational and offering expenses and to our dealer manager and its affiliates for selling commissions and dealer manager fees.

Generally, cash needs for items other than acquisitions of real estate and real estate-related investments will be met from operations, borrowings, and the net proceeds of the Offering. However, there may be a delay between the sale of shares of our common stock and our investments in real estate and real estate-related investments, which could result in a delay in the benefits to our stockholders, if any, of returns generated from our investment operations.

Our Advisor will evaluate potential additional investments and will engage in negotiations with real estate sellers, developers, brokers, investment managers, lenders and others on our behalf. Until we invest the proceeds of the Offering in properties and real estate-related securities, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments will not earn significant returns, and we cannot predict how long it will take to fully invest the proceeds in properties and real estate-related securities. The number of properties we may acquire and other investments we will make will depend upon the number of shares sold in the Offering and the resulting amount of net proceeds available for investment.

When we acquire a property, our Advisor will prepare a capital plan that contemplates the estimated capital needs of that investment. In addition to operating expenses, capital needs may also include costs of refurbishment, tenant improvements or other major capital expenditures. The capital plan will also set forth the anticipated sources of the necessary capital, which may include a line of credit or other loans established with respect to the investment, operating cash generated by the investment, additional equity investments from us or joint venture partners or, when necessary, capital reserves. Any capital reserve would be established from the gross proceeds of the Offering, proceeds from sales of other investments, operating cash generated by other investments or other cash on hand. In some cases, a lender may require us to establish capital reserves for a particular investment. The capital plan for each investment will be adjusted through ongoing, regular reviews of our portfolio or as necessary to respond to unanticipated additional capital needs.

Distributions

The amount of the distributions to our stockholders will be determined quarterly by our board of directors and is dependent on a number of factors, including funds available for payment of distributions, our financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our status as a REIT under the Code. We have not established any limit on the amount of proceeds from our offering that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; (2) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences; or (3) jeopardize our ability to maintain our qualification as a REIT. As of December 31, 2010, we had not authorized or paid any distributions to our stockholders.

For a further discussion of our distributions, see Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Financing

We intend to finance a portion of the purchase price of our investments in real estate and real estate-related investments by borrowing funds. We anticipate that, after an initial phase of our operations (prior to the investment of all of the net proceeds of our offering) when we may employ greater amounts of leverage to enable us to purchase properties more quickly and therefore generate distributions for our stockholders sooner, our overall leverage will not exceed 50.0% of the combined cost or fair market value of our real estate and real estate-related investments, following completion of the Offering. For these purposes, the fair market value of each asset will be equal to the purchase price paid for the asset or, if the asset was appraised subsequent to the date of purchase, then the fair market value will be equal to the value reported in the most recent independent appraisal of the asset. Our policies do not limit the amount we may borrow with respect to any individual investment.

Under our charter, we have a limitation on borrowing that precludes us from borrowing in excess of 300.0% of our net assets, without the approval of a majority of our independent directors. Net assets for purposes of this calculation are defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, amortization, bad debt and other non-cash reserves, less total liabilities. Generally, the preceding calculation is expected to approximate 75.0% of the aggregate cost of our real estate and real estate-related investments before depreciation, amortization, bad debt and other similar non-cash reserves. In addition, we may incur mortgage debt and pledge some or all of our real properties as security for that debt to obtain funds to acquire additional real properties or for working capital. We may also borrow funds to satisfy the REIT tax qualification requirement that we distribute at least 90.0% of our annual REIT taxable income to our stockholders. Furthermore, we may borrow if we otherwise deem it necessary or advisable to ensure that we qualify, or maintain our qualification, as a REIT for federal income tax purposes.

As of December 31, 2010, we had neither purchased nor contracted to purchase any investments and had not incurred any debt.

REIT Requirements

In order to qualify and maintain our qualification as a REIT for federal income tax purposes, we are required to make distributions to our stockholders of at least 90.0% of our REIT taxable income. In the event that there is a shortfall in net cash available due to factors including, without limitation, the timing of such distributions or the timing of the collections of receivables, we may seek to obtain capital to pay distributions by means of secured debt financing through one or more third parties. We may also pay distributions from cash from capital transactions including, without limitation, the sale of one or more of our properties or from the proceeds of our offering.

Commitments and Contingencies

For a discussion of our commitments and contingencies, see Note 7— “Commitments and Contingencies” to the consolidated financial statements that are a part of this prospectus supplement.

Debt Service Requirements

As of December 31, 2010, we did not have any outstanding debt.

Contractual Obligations

As of December 31, 2010, we did not have any contractual obligations.

Off-Balance Sheet Arrangements

As of December 31, 2010, we had no off-balance sheet transactions, nor do we currently have any such arrangements or obligations.

Inflation

We expect to be exposed to inflation risk as income from future long-term leases will be the primary source of our cash flows from operations. We expect there to be provisions in the majority of our tenant leases that will protect us from the impact of inflation. These provisions will include negotiated rental increases, reimbursement billings for operating expense pass-through charges, and real estate tax and insurance reimbursements on a per square foot allowance. However, due to the long-term nature of the anticipated leases, among other factors, the leases may not re-set frequently enough to cover inflation.

Funds from Operations and Modified Funds from Operations

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations and funds from operations (“FFO”). FFO is not equivalent to our net operating income or loss as determined under GAAP, but rather it is a measure promulgated by the National Association of Real Estate Investment Trusts (“NAREIT”), an industry trade group. NAREIT’s belief is that FFO is a more accurate reflection of the operating performance of a REIT because of certain unique operating characteristics of real estate companies. We define FFO, consistent with NAREIT’s definition, as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

We, along with the others in the real estate industry, consider FFO to be an appropriate supplemental measure of a REIT’s operating performance because it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT using historical accounting for depreciation could be less informative.

Presentation of this information is intended to assist management and investors in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO the same way, therefore comparisons with other REITs may not be meaningful. Further, FFO is not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income as an indication of our performance.

Since the establishment of FFO as an industry benchmark, there have been changes in the accounting and reporting guidance (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that have increased non-cash and non-operating items included in FFO. In addition, publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation and therefore require additional adjustments to FFO in evaluating performance. The Investment Program Association (the “IPA”), an industry trade group, has standardized a measure known as modified funds from operations (“MFFO”), which we believe to be another appropriate supplemental measure to reflect the operating performance of a REIT. The use of MFFO is recommended by the IPA as a supplemental performance measure for publicly registered, non-listed REITs. MFFO is a metric used by management to evaluate sustainable performance and dividend policy. MFFO is not equivalent to our net income or loss as determined under GAAP.

We define MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities; accretion of discounts and amortization of premiums on debt investments; nonrecurring impairments of real estate-related investments; mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. Our MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, we exclude acquisition related expenses, amortization of above and below market leases, deferred rent receivables and the adjustments of such items related to noncontrolling interests. The other adjustments included in the IPA’s Practice Guideline are not applicable to us for the year ended December 31, 2010.

Presentation of this information is intended to assist management and investors in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) as an indication of our performance, as an indication of our liquidity, or indicative of funds available to fund our cash needs, including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other measurements as an indication of our performance.

The following is a reconciliation of net loss, which is the most directly comparable GAAP financial measure, to FFO and MFFO for the year ended December 31, 2010.

December 31, 2010

Net loss	$(65,326)

Add:

Net loss attributable to noncontrolling interest	(660)

FFO and MFFO	$(65,986)

FFO per common share—basic and diluted	$(3.30)

Weighted average common shares outstanding—basic and diluted	20,000

Subsequent Events

For a discussion of subsequent events, see Note 9—“Subsequent Events” to the consolidated financial statements that are a part of this prospectus supplement.

Material Related Party Arrangements

For a discussion of material related party arrangements, see Item 13. Relationships Among our Affiliates and Note 4—“Material Related Party Arrangements” to the consolidated financial statements that are a part of this prospectus supplement.

The following financial pages supplement, and should be read in connection with, the financial pages beginning on page F-1 of the prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

OF CARTER VALIDUS MISSION CRITICAL REIT, INC.

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2010 and 2009	F-3
Consolidated Statements of Operations for the Year Ended December 31, 2010 and for the Period from December 16, 2009 (date of inception) through December 31, 2009	F-4
Consolidated Statements of Stockholder’s Equity for the Year Ended December 31, 2010 and for the Period from December 16, 2009 (date of inception) through December 31, 2009	F-5
Consolidated Statements of Cash Flows for the Year Ended December 31, 2010 and for the Period from December 16, 2009 (date of inception) through December 31, 2009	F-6
Notes to Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder

Carter Validus Mission Critical REIT, Inc.

We have audited the accompanying consolidated balance sheets of Carter Validus Mission Critical REIT, Inc. (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholder’s equity, and cash flows for the year ended December 31, 2010, and for the period from December 16, 2009 (date of inception) through December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Carter Validus Mission Critical REIT Inc. at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for the year ended December 31, 2010, and for the period from December 16, 2009 (date of inception) through December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young, LLP

Atlanta, GA

March 31, 2011

CARTER VALIDUS MISSION CRITICAL REIT, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
ASSETS

Cash	$202,000	$200,000

Total assets	$202,000	$200,000

LIABILITIES AND STOCKHOLDER’S EQUITY

Payables to relates parties	$16,894	$—

Accrued liabilities	49,092	—

Total liabilities	65,986	—

Stockholder’s equity

Preferred stock, $0.01 par value per share, 50,000,000 shares authorized, none issued and outstanding	—	—

Common stock, $0.01 par value per share, 300,000,000 and 200,000,000 shares authorized at December 31, 2010 and December 31, 2009, respectively; 20,000 shares issued and outstanding	200	200

Capital in excess of par value	199,800	199,800

Accumulated loss	(65,326)	—

Total stockholder’s equity	134,674	200,000

Noncontrolling interests	1,340	—

Total equity	136,014	—

Total liabilities and stockholder’s equity	$202,000	$200,000

The accompanying notes are an integral part of these statements.

CARTER VALIDUS MISSION CRITICAL REIT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2010	For the Period From December 16, 2009 (Date of Inception) Through December 31, 2009
Expenses:

General and administrative	$65,986	$—

Total operating expenses	65,986	—

Consolidated net loss	(65,986)	—

Net loss attributable to noncontrolling interests	660	—

Net loss attributable to Carter Validus Mission Critical REIT, Inc.	$(65,326)	$—

Weighted average number of common shares outstanding:

Basic and diluted	20,000	20,000

Net loss per common share:

Basic and diluted	$(3.27)	$—

The accompanying notes are an integral part of these statements.

CARTER VALIDUS MISSION CRITICAL REIT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

	Common Stock		Capital in Excess Of Par	Accumulated Loss	Noncontrolling Interests	Total Stockholder’s Equity
	Shares	Amount

Balance, December 16, 2009	—	$—	$—	$—	$—	$—

(Date of Inception) Issuance of common stock, net	20,000	200	199,800	—	—	200,000

Balance, December 31, 2009	20,000	200	199,800	—	—	200,000

Issuance of noncontrolling interests	—	—	—	—	2,000	2,000

Accumulated loss	—	—	—	(65,326)	(660)	(65,986)

Balance, December 31, 2010	20,000	$200	$199,800	$(65,326)	$1,340	$136,014

The accompanying notes are an integral part of these statements.

CARTER VALIDUS MISSION CRITICAL REIT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2010	For the Period From December 16, 2009 (Date of Inception) Through December 31, 2009
Cash flows from operating activities:

Consolidated net loss	$(65,986)	$—

Adjustments to reconcile net loss to net cash used in operating activities:

Change in operating assets and liabilities	65,986	—

Net cash used in operating activities	—	—

Cash flows from financing activities:

Proceeds from issuance of common stock	—	200,000

Contributions for noncontrolling interests in Operating Partnership	2,000	—

Net cash provided by financing activities	2,000	200,000

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,000	200,000

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	200,000	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$202,000	$200,000

The accompanying notes are an integral part of these statements.

CARTER VALIDUS MISSION CRITICAL REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010

Note 1—Organization and Proposed Business Operations

Carter Validus Mission Critical REIT, Inc. (the “Company”), incorporated on December 16, 2009, is a newly formed Maryland corporation that intends to qualify as a real estate investment trust (“REIT”) for federal income tax purposes during the taxable year ending December 31, 2011, or the first year in which the Company commences material operations. As of December 31, 2010, the Company had not begun principal operations. Substantially all of the Company’s business is expected to be conducted through Carter/Validus Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), formed on December 29, 2009. The Company is the sole general partner of the Operating Partnership and Carter/Validus Advisors, LLC (the “Advisor”) is the initial limited partner of the Operating Partnership. On December 30, 2009, the Company issued 20,000 shares of common stock to Carter/Validus REIT Investment Management Company, LLC, a Delaware limited liability company (the “Sponsor”), at a purchase price of $10.00 per share for an aggregate purchase price of $200,000. The Company contributed the proceeds from that sale to the Operating Partnership for 20,000 general partnership units of the Operating Partnership.

The Company is offering for sale a maximum of 150,000,000 shares of common stock (exclusive of 25,000,000 shares of common stock to be made available pursuant to the Company’s distribution reinvestment plan) at a price of $10.00 per share, subject to certain volume and other discounts, on a “best efforts” basis pursuant to a registration statement on Form S-11 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Offering”) (Commission File Number: 333-165643).

Substantially all of the Company’s business is managed by the Advisor. Carter Validus Real Estate Management Services, LLC, an affiliate of the Advisor, (“Carter Management”) serves as the Company’s property manager. SC Distributors, LLC, an affiliate of the Advisor, (“SC Distributors”), serves as the dealer manager of the Offering. These entities receive compensation and fees for services related to the Offering and for the investment and management of the Company’s assets. These entities will receive fees during the offering, acquisition, operational and liquidation stages.

The Company was formed to invest primarily in quality income-producing commercial real estate, with a focus on the data center, medical and educational sectors, net leased to investment grade and other creditworthy tenants, as well as to make other real estate investments that relate to such property types. Other real estate investments may include equity or debt interests, including securities, in other real estate entities. The Company also may originate or invest in real estate debt. The Company expects real estate debt originations and investments to be focused on first mortgage loans, but also may include real estate-related bridge loans, mezzanine loans and other forms of debt.

As of December 31, 2010, neither the Company nor the Operating Partnership had purchased or contracted to purchase any properties or other investments. In addition, as of December 31, 2010, the Advisor had not identified any properties or other investments in which there was a reasonable probability that the Company or the Operating Partnership would invest.

Except as the context otherwise requires, “we,” “our,” “us,” and the “Company” refer to Carter Validus Mission Critical REIT, Inc. and the Operating Partnership.

Note 2—Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires the Company to make estimates and assumptions that affect the amounts reported in the balance sheets and the accompanying notes. Actual results could materially differ from those estimates.

Principles of Consolidation and Basis of Presentation

As of December 31, 2010, the Company had not begun its principal operations. The consolidated financial statements include the accounts of the Company and the Operating Partnership. All intercompany accounts and transactions were eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value. On December 31, 2010, the Company’s cash on deposit was 100% within the federally insured limits. There were no restrictions on the use of the Company’s cash as of December 31, 2010.

Real Estate Investments

Depreciation

Real estate costs related to the acquisition, development, construction and improvement of properties will be capitalized. Repair and maintenance costs will be charged to expense as incurred and significant replacements and betterments will be capitalized. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset. The Company will consider the period of future benefit of an asset in determining the appropriate useful life. The Company anticipates the estimated useful lives of its assets by class to be generally as follows:

Buildings	25 – 40 years
Building improvements	10 – 25 years
Tenant improvements	Shorter of lease term or expected useful life
Tenant origination and absorption costs	Remaining term of related lease
Furniture, fixtures, and equipment	3 – 10 years

Allocation of Purchase Price of Acquired Assets

In accordance with Accounting Standards Codification (“ASC”) No. 805, Property, Plant and Equipment, the Company will record above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) the Company’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The Company will amortize any capitalized above-market or below-market lease values as an increase or reduction to rental income over the remaining noncancelable terms of the respective leases. Acquisition costs will generally be expensed as incurred.

The Company will measure the aggregate value of other intangible assets acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates, and (ii) the property valued as if vacant. The Company’s estimates of value are expected to be made using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis). Factors to be considered by the Company in its analysis include an estimate of carrying costs during hypothetical expected lease-up periods, considering current market conditions and costs to execute similar leases.

The Company also will consider information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, the Company also will include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods. The Company also will estimate costs to execute similar leases including leasing commissions and legal and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction.

The total amount of other intangible assets acquired will be further allocated to in-place lease values and customer relationship intangible values based on the Company’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics to be considered by the Company in allocating these values include the nature and extent of the Company’s existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of the lease renewals (including those existing under the terms of the lease agreement), among other factors.

The Company will amortize the value of in-place leases to expense over the initial term of the respective leases. The value of customer relationship intangibles will be amortized to expense over the initial term and any renewal periods in the respective leases, but in no event will the amortization period for the intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to income or expense in that period.

Impairment of Long Lived Assets

The Company will continually monitor events and changes in circumstances that could indicate that the carrying amounts of its real estate and related intangible assets may not be recoverable. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets may not be recoverable, the Company will assess the recoverability of the assets by estimating whether the Company will recover the carrying value of the asset through its undiscounted future cash flows and its eventual disposition. If based on this analysis the Company does not believe that it will be able to recover the carrying value of the asset, the Company will record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the asset.

Rents and Other Receivables

The Company will evaluate the collectability of amounts due from tenants at each balance sheet date and maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under lease agreements. The Company will maintain an allowance for deferred rent receivable that arises from the straight-lining of rents. The Company will exercise judgment in establishing these allowances and consider payment history and current credit status of its tenants in developing these estimates.

Noncontrolling Interest in Operating Partnership

The Company is the sole general partner of the Operating Partnership. The Company consolidates the Operating Partnership and reports unaffiliated partners’ interests in the Operating Partnership as noncontrolling interests. Noncontrolling interests are reported within the equity section of the consolidated balance sheets, and amounts attributable to controlling and noncontrolling interests are reported separately in the consolidated statements of operations and consolidated statements of stockholder’s equity.

Revenue Recognition

The Company will recognize minimum rent, including rental abatement, concessions and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related lease and amounts expected to be received in later years will be recorded as deferred rents. The Company will record property operating expense reimbursements due from tenants for common area maintenance, real estate taxes and other recoverable costs in the period the related expenses are incurred.

Interest income from any loans receivable the Company may purchase or originate will be recognized based on the contractual terms of the debt instrument. Fees related to the buy down of the interest rate will be deferred as prepaid interest income and amortized over the term of the loan as an adjustment to interest income using the effective interest method. Closing costs related to the purchase of the loan receivable will be amortized over the term of the loan and accreted as an adjustment against interest income using the effective interest method.

Accounting for Stock-based Compensation

The Company will account for stock-based compensation based upon the estimated fair value of the share awards. Accounting for stock-based compensation requires the fair value of the awards to be amortized as compensation expense over the period for which the services relate and requires any dividend equivalents earned to be treated as dividends for financial reporting purposes.

Net Loss Per Share

The Company calculates basic net loss per share by dividing net loss for the period by weighted-average shares of its common stock outstanding for that period. As of December 31, 2010, the Company had 20,000 weighted-average shares of common stock outstanding.

Deferred Financing Cost

Deferred financing costs will be capitalized and amortized over the term of the related debt using the effective interest method.

Distribution Policy

The Company intends to elect to be taxed as a REIT and to operate as a REIT beginning with its taxable year ending December 31, 2011, or the first year in which the Company commences material operations. To maintain its qualification as a REIT, the Company intends to make distributions each taxable year equal to at least 90% of its REIT taxable income (which is determined without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). The Company expects to authorize and declare daily distributions that will be paid on a monthly basis.

Distributions to stockholders will be determined by the board of directors of the Company and will be dependent upon a number of factors relating to the Company, including funds available for the payment of distributions, financial condition, the timing of property acquisitions, capital expenditure requirements, and annual distribution requirements in order to maintain the Company’s status as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”).

Other Organization and Offering Costs

Organization and offering expenses include all expenses (other than sales commissions and the dealer manager fee) to be paid by the Company in connection with the Offering, including legal, accounting, printing, mailing and filing fees, charges of the Company’s escrow holder, due diligence expense reimbursements to participating broker-dealers included in detailed and itemized invoices and amounts to reimburse the Advisor for its portion of the salaries of the employees of its affiliates who provide services to the Advisor and other costs in connection with administrative oversight of the offering and marketing process and preparing supplemental sales materials, holding educational conferences, attending retail seminars conducted by broker-dealers. The Company will reimburse the Advisor and its affiliates for organization and offering expenses it incurs on the Company’s behalf, but only to the extent the reimbursement would not cause the selling commissions, the dealer manager fee and the other organization and offering expenses borne by the Company to exceed 15% of the gross offering proceeds. If the Company does not raise the minimum amount of the Offering, the Advisor will not be reimbursed for organization and offering expenses. The Advisor had incurred organization and offering costs on behalf of the Company totaling $1,882,000, as of December 31, 2010. These costs will be recognized in the consolidated financial statements when the Company becomes obligated to reimburse such costs.

Comprehensive Income

The Company’s comprehensive income is equal it to its net income reported in the accompanying consolidated statements of operations.

Concentration of Credit Risk

At December 31, 2010, the Company had no cash on deposit in excess of federally insured levels. The Company limits investment of cash investments to financial institutions with high credit standing; therefore, the Company believes it is not exposed to any significant credit risk on cash.

Income Taxes

The Company intends to elect and qualify to be taxed as a REIT, commencing with its taxable year ending December 31, 2011, or the first year in which the Company commences material operations. Accordingly, it will generally not be subject to corporate U.S. federal or state income tax to the extent that it makes qualifying distributions to stockholders, and provided it satisfies, on a continuing basis, through actual investment and operating results, the REIT requirements, including certain asset, income, distribution and stock ownership tests. If the Company fails to qualify as a REIT, and does not qualify for certain statutory relief provisions, it will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which it lost its REIT qualification. Accordingly, failure to qualify as a REIT could have a material adverse impact on the results of operations and amounts available for distributions to stockholders.

The dividends paid deduction of a REIT for qualifying dividends to its stockholders is computed using the Company’s taxable income as opposed to net income reported in the financial statements. Taxable income, generally, will differ from net income reported on the consolidated financial statements because the determination of taxable income is based on tax provisions and not financial accounting principles.

The Company has concluded that there was no impact related to uncertain tax provisions from the results of the operations of the Company for the year ended December 31, 2010. The United States of America is the major tax jurisdiction for the Company, and the earliest tax year subject to examination is 2010.

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event we were to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance, which would reduce the provision for income taxes.

As of December 31, 2010, the Company had approximately $14,000 of deferred tax assets related to expenses not yet deductible. This amount is fully allowed for as the Company does not expect to realize the tax benefit due to the expectation that the Company will qualify for REIT status for the tax year ending December 31, 2011.

Interest

Interest is charged to expense as it accrues. No interest costs were capitalized during the period ended December 31, 2010.

Recently Issued Accounting Standards

In June 2009, the Financial Accounting Standards Board, or FASB, issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R), which is included in ASC Topic 810, Consolidation (“ASC Topic 810”). The updated guidance in ASC Topic 810 requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity (“VIE”). This analysis identifies the primary beneficiary of a VIE as the enterprise that has both of the following characteristics, among others: (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity, or the right to receive benefits from the entity, that could potentially be significant to the VIE. Under the updated guidance in ASC

Topic 810, ongoing reassessments of whether an enterprise is the primary beneficiary of a VIE are required. The updated guidance in ASC Topic 810 is effective as of the beginning of an entity’s first annual reporting period that begins after November 15, 2009. The adoption of the updated guidance within ASC Topic 810 did not have any impact on the Company’s results of operations or financial condition.

Note 3—Stockholder’s Equity

General

In accordance with the Company’s Articles of Incorporation, as amended (the “Charter”), the Company may issue up to 350,000,000 shares of stock, of which 300,000,000 shares are designated as common stock at $0.01 par value per share and 50,000,000 shares are designated as preferred stock at $0.01 par value per share.

The shares of common stock entitle the holders to one vote per share on all matters upon which stockholders are entitled to vote, distributions as may be authorized by the Company’s board of directors, to receive all assets available for distribution to stockholders in accordance with the Maryland General Corporation Law and to all other rights of a stockholder pursuant to the Maryland General Corporation Law. The common stock has no preferences, preemptive, conversion, exchange, sinking fund or redemption rights. As of December 31, 2010, the Company had 20,000 shares of common stock issued and outstanding.

The Charter authorizes the Company’s board of directors, without stockholder approval, to designate and issue one or more classes or series of preferred stock and to set or change the voting, conversion or other rights, preferences, restrictions, limitations as to dividends or other distributions and qualification or terms or conditions of redemption of each class of stock so issued. As of December 31, 2010, no shares of the Company’s preferred stock were issued and outstanding.

Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan (the “DRIP”) through which the Company’s stockholders, and, subject to certain conditions set forth in the DRIP, any stockholder or partner of any other publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Advisor or its affiliates, may elect to purchase shares of the Company’s common stock with distributions from the Company or distributions from such other programs. The Company will discontinue sales of shares under the DRIP on the earlier of two years from the effective date of the Offering, and the date the Company sells all the shares registered for sale under the DRIP, unless the Company elects to extend such date. The Company may reallocate the shares of common stock between the primary offering and the DRIP.

Participants purchasing shares pursuant to the DRIP will have the same rights as stockholders with respect to shares purchased under the DRIP and will be treated in the same manner as if such shares were issued pursuant to the Offering. No dealer manager fees or selling commissions will be paid with respect to shares purchased pursuant to the DRIP. At its discretion, the Company may amend, suspend or terminate the DRIP or a participant’s individual participation in the DRIP upon ten days’ notice.

Share Repurchase Program

The Company’s share repurchase program (the “Share Repurchase Program”) provides eligible stockholders with limited, interim liquidity by enabling them to sell shares back to the Company subject to certain restrictions and applicable law. Specifically, state securities regulators impose investor suitability standards that establish specific financial thresholds that must be met by any investor in certain illiquid, long-term investments, including non-listed REIT shares. The Company will limit the number of shares repurchased during any calendar year to 5% of the number of shares of common stock outstanding on December 31st of the previous calendar year. The purchase price of the shares pursuant to the Share Repurchase Program will be as set forth below until the Company has established an estimated value of the shares. The Company does not currently anticipate obtaining appraisals for its investments and, accordingly, the estimated value of investments should not be viewed as an accurate reflection of the fair market value of the investments nor will they represent the amount of net proceeds that would result from an immediate sale of the assets. The Company expects to begin establishing an estimated value for its shares based on the value of its real estate and real estate-related investments beginning 18 months after the close of the Offering. Prior to that time, and unless the shares are being repurchased in connection with a stockholder’s death or qualifying disability, as defined in the Share Repurchase Program, the price per share that the Company will pay to repurchase shares of common stock pursuant to the Share Repurchase Program will be as follows:

Share Purchase Anniversary	Repurchase Price as a Percentage of Price Paid
Less than 1 year	No Repurchase Allowed
1 year	92.5%
2 years	95.0%
3 years	97.5%
4 years	100.0%

A stockholder must have beneficially held the shares for a least one year prior to offering them for sale through the Share Repurchase Program, subject to the right of the board of directors to waive the one-year holding requirement in the event of death or qualifying disability of a stockholder, other involuntary exigent circumstances, such as bankruptcy, or a mandatory distribution requirement under a stockholder’s IRA. No selling commissions or dealer manager fees are payable in connection with the Share Repurchase Program.

The Company’s board of directors, at its sole discretion, may choose to suspend or terminate the Share Repurchase Program, or reduce or increase the number of shares purchased under the Share Repurchase Program, if it determines that the funds allocated to the Share Repurchase Program are needed for other purposes, such as the acquisition, maintenance or repair of properties, or for use in making a declared distribution. The board of directors, in its sole discretion, may reject any request for repurchase, change the purchase price or otherwise amend the terms of, suspend or terminate the Share Repurchase Program. Funding for the Share Repurchase Program will come exclusively from proceeds received from the sale of shares under the DRIP and other operating funds, if any, as the board of directors, in its sole discretion may reserve for this purpose. There is a risk that the funds set aside for the Share Repurchase Program will not be sufficient to accommodate all requests made each year. However, a stockholder may withdraw the request at any time or ask that the Company honor the request when funds become available. The Company will honor pending repurchase requests on a pro rata basis.

A stockholder or his or her estate, heir or beneficiary may present shares to the Company for repurchase fewer than all of the shares then-owned. Repurchase requests made (i) on behalf of a deceased stockholder; (ii) by a stockholder due to another involuntary exigent circumstance, such as bankruptcy; or (iii) by a stockholder due to a mandatory distribution under such stockholder’s IRA, must be made within 180 days of such event.

Shares that the Company purchases under the Share Repurchase Program will have the status of authorized but unissued shares. Shares acquired through the Share Repurchase Program will not be reissued unless they are first registered with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and under appropriate state securities laws or otherwise issued in compliance with such laws.

Distributions

After the Company raises the minimum offering amount, it intends to make regular cash distributions to stockholders. It is the Company’s intent to fund such distributions from cash flow from operations. However, if the Company is unable to do so, it will look to other sources including borrowings, advances from the Advisor, the Advisor’s deferral, suspension and/or waiver of its fees and expense reimbursements, and offering proceeds. The board of directors will determine the amount of the distributions to stockholders. The board’s determination will be based on a number of factors, including funds available from operations, capital expenditure requirements, requirements of Maryland law and the annual distribution requirements necessary to maintain the Company’s REIT status under the Code. As a result, the distribution rate and payment frequency may vary from time to time. However, to qualify as a REIT under the Code, the Company must make distributions equal to at least 90% of its “REIT taxable income” (excluding net capital gain) each year. As of December 31, 2010, the Company had not paid any distributions to its stockholders.

Note 4—Material Related Party Arrangements

Certain affiliates of the Company will receive fees and compensation in connection with the Offering, and the acquisition, management and sale of the assets of the Company. SC Distributors, the affiliated dealer-manager of the Offering, will receive a selling commission of up to 7% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers. SC Distributors may reallow all or a portion of its selling commissions to participating dealer-dealers. In addition, up to 2.75% of gross offering proceeds before reallowance to participating broker-dealers will be paid to SC Distributors as a dealer-manager fee. SC Distributors, in its sole discretion, may reallow all or a portion of its dealer-manager fee to such participating broker-dealers as a marketing and due diligence expense reimbursement. As of December 31, 2010, the Company did not make any payments to SC Distributors for selling commissions or dealer-manager fees.

The Advisor, or its affiliates, will be reimbursed for organization and offering cost it incurs on the Company’s behalf, but only to the extent the reimbursement would not cause the selling commissions, the dealer manager fee and the other organization and offering expenses to exceed 15% of gross offering proceeds as of the date of the reimbursement. The Company expects that organization and offering expenses (other than selling commissions and dealer manager fees) will be approximately 1.25% of the gross offering proceeds. As of December 31, 2010, the Advisor had incurred organization and offering costs of approximately $1,882,000, on behalf of the Company. These costs are not included in the consolidated financial statements of the Company because such costs are not a liability of the Company until the subscriptions for the minimum number of shares of common stock are received by the Company.

The Company will pay the Advisor, or its affiliates, an acquisition and advisory fee in the amount of 2.0% of the contract purchase price of each asset or loan the Company originates or acquires. In addition, the Company will reimburse the Advisor for all acquisition expenses it incurs on the Company’s behalf, but only to the extent the total amount of all acquisition fees and acquisition expense are limited to 6.0% of the contract purchase price. The Company expects that acquisition expenses will be approximately 0.5% of the contract purchase price. As of December 31, 2010, the Advisor had incurred approximately $85,000 in acquisition expenses, on behalf of the Company. These costs are not included in the consolidated financial statements of the Company because, as of December 31, 2010, the Company had not purchased any assets. The Company will repay the Advisor for these costs and record the amount in its consolidated financial statements when it acquires its first property. As of December 31, 2010, the Company did not incur an advisory fee to the Advisor or its affiliates.

The Company will pay the Advisor an annual asset management fee of 1.0% of the aggregate asset value plus costs and expenses incurred by the Advisor in providing asset management services. The fee will be payable monthly in an amount equal to 0.08333% of aggregate asset value as of the last day of the immediately preceding month. As of December 31, 2010, the Company did not incur an asset management fee to the Advisor.

If the Advisor, or its affiliates, provides a substantial amount of services, as determined by a majority of the Company’s independent directors, in connection with the sale of one or more properties, the Company will pay the Advisor up to one-half of the brokerage commission paid, but in no event to exceed an amount equal to 2.0% of the contract sales price of each property sold. In no event will the combined real estate commission paid to the Advisor, its affiliates and unaffiliated third parties exceed 6.0% of the contract sales price. In addition, after investors have received a return on their net capital contributions and an 8.0% cumulative non-compounded annual return, then the Advisor is entitled to receive 15.0% of remaining net sale proceeds. As of December 31, 2010, the Company did not incur a disposition fee or subordinated sale fee.

Upon listing of the Company’s common stock on a national securities exchange, a listing fee equal to 15.0% of the amount by which the market value of the Company’s outstanding stock plus all distributions paid by the Company prior to listing exceeds the sum of the total amount of capital raised from investors and the amount of cash flow necessary to generate an 8.0% cumulative, non-compounded annual return to investors will be paid to the Advisor. As of December 31, 2010, the Company did not incur a listing fee.

The Company will reimburse the Advisor for all expenses it paid or incurred in connection with the services provided to the Company, subject to the limitations that the Company will not reimburse for any amount by which its operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of (i) 2.0% of average invested assets, or (ii) 25.0% of net income other than any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of assets for that period (the “Excess Amount”). The Company will not reimburse for personnel costs in connection with services for which the Advisor receives an acquisition and advisory fee or disposition fee. The Company’s operating expenses for the four quarters ended December 31, 2010, exceeded the Excess Amount. On March 18, 2011, the board of directors, including all independent directors, determined that the Excess Amount was justified based on unusual and non-recurring factors. For the year ended December 31, 2010, the Advisor incurred operating expenses on our behalf of approximately $17,000. As of December 31, 2010, the Company had not reimbursed the Advisor for any expenses.

The Company expects to pay Carter Management, its property manager, leasing and management fees of the Company’s properties. Such fees are expected to equal 3.0% of gross revenues from single-tenant properties and 4.0% of gross revenues from multi-tenant properties. The Company will reimburse Carter Management and its affiliates for property-level expenses that any of them pay or incur on the Company’s behalf, including salaries, bonuses and benefits of persons employed by the property manager and its affiliates except for the salaries, bonuses and benefits of persons who also serve as one of the Company’s executive officers. Carter Management and its affiliates may subcontract the performance of their duties to third parties and pay all or a portion of the property management fee to the third parties with whom they contract for these services. If the Company contracts directly with third parties for such services at customary market fees, the Company will pay Carter Management an oversight fee equal to 1.0% of the gross revenues of the property managed. In no event will the Company pay Carter Management, the Advisor or any affiliate both a property management fee and an oversight fee with respect to any particular property The Company may pay Carter Management a separate fee for the one-time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area. As of December 31, 2010, the Company had not paid Carter Management leasing and management fees.

Shares Purchased by Affiliates

The Company’s dealer manager has agreed to sell up to 5.0% of the shares of the Company’s common stock offered in the primary offering to persons to be identified by the Company at a discount from the public offering price. The Company will sell shares in this “friends and family” program at $9.30 per share, reflecting the fact that selling commissions will be waived in the amount of $0.70 per share and will not be payable in connection with such sales. Further, in the sole discretion of SC Distributors, the dealer manager fee payable to SC Distributors in connection with such sales may be waived in full or in part, resulting in a fee of less than $0.275 per share. The Company intends to use the “friends and family” program to sell shares of the Company’s common to certain investors identified by the Company, including investors who have a prior business relationship with the Company’s Sponsor, such as real estate brokers, joint venture partners and their employees, title insurance company executives, surveyors, attorneys and similar individuals, as well as the Company’s directors and officers and the officers and employees of the Advisor and their family members (including spouses, parents, grandparents, children, siblings, mother- or father- in laws, son or daughter-in-laws and brother-or sister-in laws) or other affiliates. The Company also may sell shares to participating broker-dealers, their retirement plans and their representatives and family members, IRA’s and qualified plans of their representatives. The net proceeds to the Company from the sale of shares of its common stock to persons identified by the Company pursuant to the friends and family program will be substantially the same as the net proceeds received by the Company from other sales of shares of its common stock. The executive officers, directors and other affiliates, as well as investors who have purchased shares pursuant to the friends and family program will be expected to hold shares purchased as stockholders for investment and not with a view towards resale. The shares purchased by the Advisor or its affiliates will not be entitled to vote on any matter presented to the stockholders relating to directors or the Advisor or any of their affiliates. With the exception of the 20,000 shares initially sold to the Company’s Sponsor in connection with the Company’s organization, no director or officer of the Company or the Advisor or any affiliate may own more than 9.8% in value or number of the Company’s outstanding common stock.

Note 5—Conflicts of Interest

All of the Company’s executive officers and some of its directors are also executive officers, managers and/or holders of a direct or indirect controlling interest in the Advisor, the dealer manager and other Sponsor affiliated entities. Through Sponsor affiliated entities, these persons also serve as investment advisors to investors in real estate and real estate-related assets. As a result, they owe fiduciary duties to each of these entities, their members and limited partners and investors, which fiduciary duties may from time to time conflict with the fiduciary duties that they owe to the Company and its stockholders.

Some of the material conflicts that the Advisor, the dealer manager or its sponsor’s affiliates will face are (1) the determination of whether an investment opportunity should be recommended to the Company or another Sponsor affiliated entity; (2) the allocation of the time of key executive officers, directors, and other real estate professionals among the Company or another Sponsor affiliated entity, and the activities in which they are involved; (3) the fees received by the Advisor and its affiliates in connection with the transactions involving the purchase, origination, management and sale of investments regardless of the quality of the asset acquired or the service provided by the Company; and (4) the fees received by the Advisor, the dealer manager, and its sponsor’s affiliates in connection with the Company’s public offering of equity securities.

Note 6—Economic Dependency

The Company is dependent on the Advisor and the dealer manager for certain services that are essential to the Company, including the sale of the Company’s shares of common and preferred stock available for issue; the identification, evaluation, negotiation, purchase and disposition of properties and other investments; the management of the daily operations of the Company’s real estate portfolio; and other general and administrative responsibilities. In the event that these companies are unable to provide the respective services, the Company will be required to obtain such services from other sources.

Note 7—Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. As of December 31, 2010, there were, and currently there are no material pending legal proceedings known to be contemplated against us.

Environmental Matters

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. In connection with ownership and operation of real estate, the Company may be potentially liable for costs and damages related to environmental matters. The Company intends to take commercially reasonable steps to protect ourselves from the impact of these laws, including obtaining environmental assessments of most properties we acquire.

Note 8—Selected Quarterly Financial Data (Unaudited)

Presented below is a summary of the unaudited quarterly financial information for the year ended December 31, 2010. The Company believes that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly, and in accordance with GAAP, the selected quarterly information.

	2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$—	$—	$—	$—

Net loss	—	—	—	(65,326)

Basic and diluted net loss per share	$—	$—	$—	$(3.27)

Note 9—Subsequent Events

Amendment to Amended and Restated Advisory Agreement

On March 29, 2011, the Company entered into an amendment (the “First Amendment”) to the Amended and Restated Advisory Agreement dated November 26, 2010, by and among the Company, the Operating Partnership and the Advisor. The First Amendment revises and clarifies certain fees and expenses payable to the Advisor. Pursuant to the terms of the First Amendment, the Company will defer the amount of asset management fees that in a particular period would be equal to that amount by which distributions exceed the modified funds from operations. In addition, the First Amendment provides that the Company will reimburse the Advisor for organization and offering expenses but only to the extent that such reimbursement would not cause the selling commissions, the dealer manager fee and the other organization and offering expenses borne by the Company to exceed 15% of the gross proceeds raised by the Company in the Offering. As of March 29, 2011, the Advisor has incurred approximately $2,073,000 in organizational and offering costs on behalf of the Company and the Company has not reimbursed the Advisor for such costs incurred. The Company expects that organization and offering expenses (other than selling commissions and dealer manager fees) will be approximately 1.25% of the gross offering proceeds.

The independent directors of the Company reviewed the provisions of the First Amendment, as well as the performance of the Advisor, and determined that the compensation to be paid to the Advisor pursuant to the First Amendment is reasonable in relation to the nature and quality of the services to be performed by the Advisor, and that such compensation is reasonable and within acceptable limits.

Modification to the Share Repurchase Program

On March 18, 2011, the board of directors of the Company approved and adopted certain amendments to the Company’s Share Repurchase Program. Pursuant to the requirements of the Share Repurchase Program, the board of directors may amend the share Repurchase Program upon 30 days prior notice to the Company’s stockholders. The Company may notify stockholders of such developments in its annual report, including this prospectus supplement. Accordingly, effective April 30, 2011, the amended Share Repurchase Program supersedes and replaces the Share Repurchase Program as previously in effect.

Automatic Purchase Share Program

On March 18, 2011, the Company modified the Automatic Purchase Share Program (the “Automatic Purchase Program”), which allows the Company’s stockholders to make cash investments of $100.00 or more in additional shares of the Company’s common stock at a discount, so long as the stockholder meets certain eligibility requirements. The Company will pay dealer manager fees and selling commissions in connection with sales under the Automatic Purchase Program to the same extent that the Company pays those fees and commission on shares sold in the Offering outside of the Automatic Purchase Program.

Stock Incentive Plan

Effective March 18, 2011, the Company approved and adopted the Carter Validus Mission Critical REIT, Inc. 2010 Restricted Share Plan (the “2010 Plan”), pursuant to which the Company has the power and authority to grant restricted or deferred stock awards to persons eligible under the 2010 Plan. The Company has authorized and reserved 300,000 shares of its common stock for issuance under the 2010 Plan, subject to certain adjustments. No person can be granted stock incentives under the 2010 Plan covering an aggregate number of shares in excess of 250,000 in any calendar year. The 2010 Plan may be amended by the board of directors at any time to the extent that the board of directors deems necessary or appropriate. The 2010 Plan will be in effect until terminated by the board of directors. The board of directors may terminate the 2010 Plan at any time.

Pursuant to the terms of the 2010 Plan, restricted share awards entitle the recipient to common stock from the Company under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with the Company. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash dividends prior to the time that the restrictions on the restricted shares have lapsed. Any dividends payable in common stock will be subject to the same restrictions as the underlying restricted shares.

In accordance with the 2010 Plan, on March 18, 2010, the Company granted 3,000 restricted shares of common stock to each of the independent directors of the Company in connection with each independent director’s initial election or appointment to the board of directors. The 2010 Plan also provides for an annual grant of 3,000 restricted shares of common stock to each of the independent directors in connection with such independent director’s subsequent re-election to the board of directors, provided, such independent director is an independent director of the Company as of the date of his or her re-election and has continually served as an independent director of the Company during such annual period. Restricted shares of common stock issued to independent directors of the Company will vest over a four-year period following the first anniversary of the date of grant in increments of 25% per annum.

Election of Directors

On March 29, 2011, the Company held its 2011 annual meeting of stockholders and elected its directors who will hold office until the 2012 annual meeting of stockholders and until his or her successor is elected and qualifies.

Charter Amendment

The Company amended its charter (the “Charter Agreement”). The Charter Amendment was filed with the Maryland State Department of Assessments and Taxation and became effective on March 30, 2011. The primary purpose of the Charter Amendment was to prohibit reimbursements by the Company for costs of personnel of the Advisor or its affiliates to the extent such personnel perform services in connection with services for which the Advisor receives acquisition fees, advisory fees and/or real estate commissions.

Subscriptions

As of March 29, 2011, the Company had subscriptions for approximately 111,000 shares of our common stock for gross proceeds of $1,107,000. Pursuant to the terms of the Offering, the Company is required to deposit all subscription proceeds in escrow until it receives subscriptions aggregating at least $2,000,000, excluding subscriptions from affiliates and from residents of Pennsylvania and Tennessee.

1.    Investment

Amount of Subscription:	State of Sale:

Minimum Additional Investment is $2,000 ($2,500 – New York & Tennessee)		Shares are being purchased net of commissions
Money Orders, Traveler’s Checks, Starter Checks, Foreign Checks, Counter Checks, Third-Party Checks or Cash cannot be accepted.

2. Account Type – Check One Box Only
Non-Qualified Registration Types		Qualified Registration Types
❒ Individual (If TOD, attach application)	❒ UGMA: State of	❒ Traditional (Individual) IRA	❒ SEP IRA
❒ Joint Tenant* (If TOD attach application)	❒ UTMA: State of	❒ Simple IRA	❒ ROTH IRA
❒ Tenants in Common*	❒ Corporation or Partnership**	❒ Beneficial IRA
❒ Community Property*	❒ Non-Profit Organization**	as Beneficiary for:
❒ Trust**	❒ Other (Specify)	❒ Profit Sharing Plan**	❒ Pension Plan**
❒ KEOGH Plan**

* All parties must sign.

**    Please attach pages of trust/plan document (or corporate resolution) which lists the names of trust/plan, trustees, signatures and date. The Certification of Investment Powers for Trust Accounts form may be completed in lieu of providing trust documents.

3. Investor Information – SSN or TIN Required

Investor #1 Name:	SSN/Tax ID:		DOB:

Investor #2 Name:	SSN/Tax ID:		DOB:

Street Address:

City:	State:	Zip Code:

Optional

Mailing Address:

City:	State:	Zip Code:

Phone (day):	Phone (evening):

E-mail:

❒ US Citizen	❒ US Citizen residing outside the US

❒ Foreign citizen, country:	❒ Check here if you are subject to backup withholding

4. Investment Title – SSN or TIN Required

Please print names in which shares of common stock are to be registered. Include trust name if applicable. If IRA or qualified plan, include both custodian and investor names and Tax ID Numbers. If same as above, write “Same.”

Title Line 1:

Title Line 2:

Primary SSN/TIN:	Secondary SSN/TIN:

Over please

5. Custodian/Trustee Information

Trustee Name:

Trustee Address 1:

Trustee Address 2:

Trustee City:	State:	Zip Code:

Trustee Telephone Number:	Trustee Tax Identification Number:

Investor’s Account Number with Trustee:

Important Note About Proxy Voting: By signing this subscription agreement, Custodian/Trustee authorizes the investor to vote the number of shares of common stock of Carter Validus Mission Critical REIT, Inc. that are beneficially owned by the investor as reflected on the records of Carter Validus Mission Critical REIT, Inc. as of the applicable record date at any meeting of the stockholders of Carter Validus Mission Critical REIT, Inc. This authorization shall remain in place until revoked in writing by Custodian/Trustee. Carter Validus Mission Critical REIT, Inc. is hereby authorized to notify the investor of his or her right to vote consistent with this authorization.

6. Distribution Information (Choose one or more of the following options)

If you select more than one option you must indicate the percentage of your distribution to be applied to each option and the sum of the allocations must equal 100%. If you do not complete this section, distributions will be paid to the registered owner at the address in Section 3. IRA accounts may not direct distributions without the custodian’s approval.

If you elect to participate in the Dividend Reinvestment Plan, you agree that, if at any time you fail to meet the applicable suitability standards set forth in the then current prospectus, you will promptly provide written notification to: Carter Validus Mission Critical REIT, Inc., c/o DST Systems, Inc, 430 W. 7th Street, Kansas City, MO 64105.

% of Distribution

❒ I prefer to participate in the Dividend Reinvestment Plan, as described in the Prospectus
❒ Send distributions via check to investor’s home address (or for Qualified Plans to the address listed in Section 5)
❒ Send distributions via check to the alternate payee listed here (not available for Qualified Plans without custodial approval)

Name:

Address:

City:	State:	Zip Code:

Account Number:

❒ Direct Deposit (Attach Voided Check) I authorize Carter Validus Mission Critical REIT, Inc. or its agent to deposit my distributions in the checking or savings account identified below. This authority will remain in force until I notify Carter Validus Mission Critical REIT, Inc. in writing to cancel it. In the event that Carter Validus Mission Critical REIT, Inc. deposits funds erroneously into my account, Carter Validus Mission Critical REIT, Inc. is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name:		% of Distribution

ABA / Routing Number:	Account Number:	❒ Checking	❒ Savings

7. Broker-Dealer and Registered Representative Information

Broker-Dealer Name:

Representative Name:	Rep Number:

Representative’s Firm Name:	Branch ID:

Representative’s Address:

Representative’s City:	State:	Zip Code:

Representative’s Phone:	Representative’s Fax Number:

Representative’s E-mail Address:

This Subscription was made as follows:

❒ Through a participating Broker-Dealer	❒ Through a participating RIA* unaffiliated with a participating Broker-Dealer
* A participating RIA is a RIA who has entered into a Selected Advisor Agreement

Based on the information I obtained from the subscriber regarding the subscriber’s financial situation and investment objectives, I hereby certify to Carter Validus Mission Critical REIT, Inc. that I have reasonable grounds for believing that the purchase of the Shares by the Subscriber is a suitable and appropriate investment for this Subscriber.

Signature of Financial Representative:	Date:

(If required by Broker-Dealer) Branch Manager Signature:	Date:

8. Electronic Delivery (Optional)

Instead of receiving paper copies of this Prospectus, our Prospectus supplements, annual reports, proxy statements, and other stockbroker communications and reports, you may elect to receive electronic delivery of stockholder communications from Carter Validus Mission Critical REIT, Inc. If you would like to consent to electronic delivery, including pursuant to CD-ROM or electronic mail, please sign and return this election with your Subscription Agreement.

By signing below, I acknowledge and agree that I will not receive paper copies of any stockholder communications unless (i) I notify Carter Validus Mission Critical REIT, Inc. that I am revoking this election with respect to all stockholder communications or (ii) I specifically request that Carter Validus Mission Critical REIT, Inc. send a paper copy of a particular stockholder communications to me. Carter Validus Mission Critical REIT, Inc. has advised me that I have the right to revoke this election at any time and receive all stockholder communications as paper copies through the mail. I also understand that I have the right to request a paper copy of any stockholder communication.

By electing electronic delivery, I understand that I may incur certain costs associated with spending time online and downloading and printing stockholder communications and I may be required to download software to read documents delivered in electronic format. Electronic delivery also involves risks related to system or network outages that could impair my timely receipt of or access to stockholder communications.

Signature of Investor:	Date:

Signature of Joint Investor:	Date:

E-mail:

9. Subscriber Signatures

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. I hereby acknowledge and/or represent the following:

❒ Owner	❒ Co-Owner	1.	I have received the final Prospectus of Carter Validus Mission Critical REIT, Inc. at least five business days before signing the Subscription Agreement.

❒ Owner	❒ Co-Owner	2.	I have (i) a minimum net worth (exclusive of home, home furnishings and personal automobiles) of at least $250,000 or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and, if applicable, I meet the higher net worth and gross income requirements imposed by my state of primary residence as set forth in the Prospectus under “Suitability Standards.” I will not purchase additional shares unless I meet the applicable suitability requirements set forth in the Prospectus at the time of purchase.

❒ Owner	❒ Co-Owner	3.	I acknowledge that there is no public market for the shares and, thus, my investment in shares is not liquid.

❒ Owner	❒ Co-Owner	4.	I am purchasing the shares for the account referenced in Section 4.

❒ Owner	❒ Co-Owner	5.	I acknowledge that I will not be admitted as a stockholder until my investment has been accepted. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA Patriot Act and payment of the full purchase price of the shares.

❒ Owner	❒ Co-Owner	6.	For residents of Alabama and New Jersey only: My (our) liquid worth is at least 10 times my (our) investment in this or similar programs.

❒ Owner	❒ Co-Owner	7.	For residents of California only: I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $100,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $100,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment does not exceed ten percent (10%) of my (our) net worth; provided, however, that such suitability standards shall not be applicable to an individual (or a husband and wife) who, including the proposed purchase, has not purchased more than $2,500 worth of securities issued or proposed to be issued by us within the 12 months preceding the proposed sale.

❒ Owner	❒ Co-Owner	8.	If I am a Kansas or Massachusetts Investor I acknowledge that the Office of the Kansas Securities Commissioner and the Massachusetts Securities Division recommend that investors limit their aggregate investment in shares of Carter Validus Mission Critical REIT, Inc. and other similar direct participation investments to not more than 10% of their liquid net worth. For purposes of this recommendation for Kansas Investors, liquid net worth is defined as that portion of net worth that is comprised of cash, cash equivalents and readily marketable securities.

			Over please

9. Subscriber Signatures, continued

❒ Owner	❒ Co-Owner	9.	For residents of Kentucky, Michigan, Pennsylvania and Tennessee only: My (our) liquid net worth is at least 10 times my (our) maximum investment in Carter Validus Mission Critical REIT, Inc.

❒ Owner	❒ Co-Owner	10.	For residents of Iowa, Maine, North Dakota, Ohio and Oregon only: My (our) investment in Carter Validus Mission Critical REIT, Inc. and all affiliates of Carter Validus Mission Critical REIT, Inc. does not exceed 10% of my (our) liquid net worth.

❒ Owner	❒ Co-Owner	11.	For residents of Nebraska only: I (we) either: (i) have a minimum net worth (excluding home, home furnishings and automobiles) of at least $100,000 and an annual income of $70,000, or (ii) have a minimum net worth (excluding home, home furnishings and automobiles) of at least $350,000. In addition, my (our) investment does not exceed ten percent of my (our) net worth (excluding home, home furnishings and automobiles).

I ACKNOWLEDGE RECEIPT OF THE PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY OR ANY OTHER DELIVERY METHOD. IF A SUBSCRIBER’S SUBSCRIPTION IS ACCEPTED, CARTER VALIDUS MISSION CRITICAL REIT, INC. WILL SEND THE SUBSCRIBER CONFIRMATION OF HIS OR HER PURCHASE AFTER HE OR SHE HAS BEEN ADMITTED AS A STOCKHOLDER.

Substitute W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on the Subscription is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup agreement withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholdings, and (iii) I am a U.S. person.

Signature of Investor:	Date:
Signature of Joint Investor or, for Qualified Plans, of Trustee/Custodian:	Date:

PLEASE NOTE: Only original, completed copies of the Subscription Agreement can be accepted. We cannot accept photocopied or otherwise duplicated Subscription Agreements. Until we have raised the minimum offering amount, you should make your check payable to “UMB Bank, N.A., as escrow agent for Carter Validus Mission Critical REIT, Inc.” Once we have raised $2,000,000 in the offering from persons who are not affiliated with us or our advisor, you should make your check payable to “Carter Validus Mission Critical REIT, Inc.” except that Pennsylvania investors should follow the instructions in the Prospectus under “Plan of Distribution – Special Notice to Pennsylvania Investors.”

Until we have raised the minimum offering amount, the Subscription Agreement, together with a check for the full purchase price, should be delivered by your Broker-Dealer or Registered Investment Advisor, as applicable, to the UMB Bank address below.

UMB Bank, N.A., as Escrow Agent for Carter Validus Mission Critical REIT, Inc.	Payments may be wired to:
or UMB Bank, N.A., as Escrow Agent for CV REIT	UMB Bank, N.A.
1010 Grand Boulevard, 4th Floor	1010 Grand Boulevard, 4th Floor
Kansas City, MO 64106	Kansas City, MO 64106
Attention: Corporate Trust Department	ABA #: 101000695
Toll Free: 888-292-3178	Account #: 9871916669
FAO: (Include Account Title)

Once the applicable minimum offering amount has been raised (see above), the Subscription Agreement, together with a check for the full purchase price, should be delivered or mailed by your Broker-Dealer or Registered Investment Advisor, as applicable, to:

Regular Mail	Overnight Mail	Payments may be wired to:
Carter Validus Mission Critical REIT, Inc. or CV REIT	Carter Validus Mission Critical REIT, Inc. or CV REIT	UMB Bank, N.A. 1010 Grand Boulevard, 4th Floor
c/o DST Systems, Inc.	c/o DST Systems, Inc.	Kansas City, MO 64106
P.O. Box 219731	430 W. 7th Street	ABA #: 101000695
Kansas City, MO 64121-9731	Kansas City, MO 64105	Account #: 9871916944
Toll Free: 888-292-3178	Toll Free: 888-292-3178	FAO: (Include Account Title)

11/10		CV0009-A

1. Investment

PLEASE NOTE: We do not accept money orders, traveler’s checks, starter checks, foreign checks, counter checks, third-party checks or cash.

A minimum initial investment of $2,000 is required, except in New York and Tennessee, where the minimum investment is $2,500. In no event shall any investment be less than $100.

Until we have raised the minimum offering amount, you should make your check payable to “UMB Bank, N.A., as escrow agent for Carter Validus Mission Critical REIT, Inc.” Once we have raised $2,000,000 in the offering from persons who are not affiliated with us or our advisor, you should make your check payable to “Carter Validus Mission Critical REIT, Inc.” except that Pennsylvania investors should follow the instructions in the Prospectus under “Plan of Distribution – Special Notice to Pennsylvania Investors.”

If you would like to purchase shares in this offering at regular intervals you may be able to do so by electing to participate in the Automatic Purchase Program by completing an enrollment form that we will provide upon request. Alabama, Arizona, Nebraska, Ohio and Tennessee investors are not eligible to participate in the Automatic Purchase Program. Custodial accounts are also not eligible to participate in the Automatic Purchase Program.

2. Account Type – Check One Box Only

Please check the appropriate box to indicate the account type of the subscription.

3. Investor Information – SSN or TIN Required

You must include a permanent street address even if your mailing address is a P.O. Box. If the investment is to be held by joint owners you must provide the requested investor information for each joint owner.

Enter the name(s), mailing address and telephone numbers of the registered owner of the investment. Partnerships, corporations and other organizations should include the name of an individual to whom correspondence should be addressed. Non-resident aliens must also supply IRS form W-8BEN.

All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 9, you are certifying that this number is correct.

4. Investment Title – SSN or TIN Required

All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 9, you are certifying that this number is correct.

Please print the exact name(s) in which shares are to be registered. Include the trust/entity name, if applicable. If the account is Qualified, include the names and taxpayer identification numbers of the investor and the custodian or trustee.

Over please

5.    Custodian / Trustee Information

If you wish to purchase shares through an IRA, and need an IRA account, State Street Bank has agreed to serve as IRA custodian for such purpose. Carter Validus Mission Critical REIT will pay the first-year annual IRA maintenance fees of such accounts with State Street Bank. Thereafter, investors will be responsible for the annual IRA maintenance fees. Further information about custodial services is available through your broker or our dealer manager.

Complete this section if the registered owner of the investment will be a Custodian Plan or Trust.

6.    Distribution Information (Choose one or more of the following options)

PLEASE NOTE: If you elect to participate in the Dividend Reinvestment Plan, you must agree that if at any time you cannot make the investor representations or warranties set forth in the Prospectus of the Subscription Agreement relating to such investment, you must promptly notify Carter Validus Mission Critical REIT, Inc. in writing of that fact.

Complete this section to enroll in the Dividend Reinvestment Plan, to elect to receive distributions by direct deposit and/or to elect to receive distributions by check. If you elect direct deposit, you must attach a voided check with this completed Subscription Agreement. You can choose to have all or a portion of your distributions reinvested through the Dividend Reinvestment Plan. You must indicate the percentage of our distribution to be applied to each option selected and the sum of the allocations must equal 100%. (If you do not complete this section, distributions will be paid to the registered owner at the address in Section 3. IRA accounts may not direct distributions without the custodian’s approval.)

7.    Broker-Dealer and Registered Representative Information

PLEASE NOTE: The Broker-Dealer or Registered Investment Advisor must complete and sign this section of the Subscription Agreement. All Fields are Mandatory.

Required Representations: By Signing Section 7, the registered representative of the Broker-Dealer or Registered Investment Advisor confirms on behalf of the Broker-Dealer that he or she:

•	has reasonable grounds to believe the information and representations concerning the investor identified herein are true, correct and complete in all respects;

•	has discussed the investor’s prospective purchase of shares with such investor;

•

has advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the shares and other fundamental risks related to the investment in the shares, the restrictions on transfer of the shares and the risk that the investor could lose his or her entire investment in the shares;

•	has delivered to the investor the Prospectus required to be delivered in connection with this subscription;

•	has reasonable grounds to believe the investor is purchasing these shares for the account referenced in Section 4, and

•

has reasonable grounds to believe the purchase of shares is a suitable investment for such investor, and such investor meets the suitability standards applicable to the investor set forth in the Prospectus and such investor is in a financial position to enable the investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

In addition, the registered representative of the Broker-Dealer or Registered Investment Advisor represents that he or she and the Broker-Dealer, (i) are duly licensed and may lawfully offer and sell the shares in the state where the investment was made and in the state designated as the investor’s legal residence in Section 3; and (ii) agree to maintain records of the information used to determine that an investment in shares is suitable and appropriate for the investor for a period of six years.

8.    Electronic Delivery (Optional)

Instead of receiving paper copies of this Prospectus, our Prospectus supplements, annual reports, proxy statements, and other stockbroker communications and reports, you may elect to receive electronic delivery of stockholder communications from Carter Validus Mission Critical REIT, Inc. If you would like to consent to electronic delivery, including pursuant to CD-ROM or electronic mail, please sign and return this election with your Subscription Agreement.

By signing the Subscription Agreement in section 8, you acknowledge and agree that you will not receive paper copies of any stockholder communications unless (i) you notify Carter Validus Mission Critical REIT, Inc. that you are revoking this election with respect to all stockholder communications or (ii) you specifically request that Carter Validus Mission Critical REIT, Inc. send a paper copy of a particular stockholder communications to you. Carter Validus Mission Critical REIT, Inc. has advised you that you have the right to revoke this election at any time and receive all stockholder communications as paper copies through the mail. You also understand that you have the right to request a paper copy of any stockholder communication.

8.    Electronic Delivery (Optional), continued

By electing electronic delivery, you understand that you may incur certain costs associated with spending time online and downloading and printing stockholder communications and you may be required to download software to read documents delivered in electronic format. Electronic delivery also involves risks related to system or network outages that could impair your timely receipt of or access to stockholder communications.

9.    Subscriber Signatures

Please separately initial each of the representations in paragraph (1) through (5). If an Alabama or New Jersey resident you must also initial paragraph (6), if a California resident you must also initial paragraph (7), if a Kansas or Massachusetts resident you must also initial paragraph (8), if a Kentucky, Michigan, Pennsylvania or Tennessee resident you must also initial paragraph (9), if an lowa, Maine, North Dakota, Ohio or Oregon resident you must also initial paragraph (10) and if a Nebraska resident you must also initial paragraph (11). Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

Please refer to the Prospectus under “Suitability Standards” to verify that you meet the minimum suitability standards imposed by the state of your primary residence.

By signing this Subscription Agreement, you agree to provide the information in Section 9 of the agreement and confirm the information is true and correct. If we are unable to verify your identity or that of another person authorized to act on your behalf or if we believe we have identified potential criminal activity, we reserve the right to take action as we deem appropriate, including, but not limited to, closing your account or refusing to establish your account.

PLEASE NOTE: Only original, completed copies of the Subscription Agreement can be accepted. We cannot accept photocopied or otherwise duplicated Subscription Agreements. Until we have raised the minimum offering amount, you should make your check payable to “UMB Bank, N.A., as escrow agent for Carter Validus Mission Critical REIT, Inc.” Once we have raised $2,000,000 in the offering from persons who are not affiliated with us or our advisor, you should make your check payable to “Carter Validus Mission Critical REIT, Inc.” except that Pennsylvania investors should follow the instructions in the Prospectus under “Plan of Distribution – Special Notice to Pennsylvania Investors.”

Until we have raised the minimum offering amount, the Subscription Agreement, together with a check for the full purchase price, should be delivered by your Broker-Dealer or Registered Investment Advisor, as applicable, to the UMB Bank address below.

UMB Bank, N.A., as Escrow Agent for Carter Validus Mission Critical REIT, Inc.	Payments may be wired to:
or UMB Bank, N.A., as Escrow Agent for CV REIT	UMB Bank, N.A.
1010 Grand Boulevard, 4th Floor	1010 Grand Boulevard, 4th Floor
Kansas City, MO 64106	Kansas City, MO 64106
Attention: Corporate Trust Department	ABA #: 101000695
Toll Free: 888-292-3178	Account #: 9871916669
FAO: (Include Account Title)

Once the applicable minimum offering amount has been raised (see above), the Subscription Agreement, together with a check for the full purchase price, should be delivered or mailed by your Broker-Dealer or Registered Investment Advisor, as applicable, to:

Regular Mail	Overnight Mail	Payments may be wired to:
Carter Validus Mission Critical REIT, Inc.	Carter Validus Mission Critical REIT, Inc.	UMB Bank, N.A.
or CV REIT	or CV REIT	1010 Grand Boulevard, 4th Floor
c/o DST Systems, Inc.	c/o DST Systems, Inc.	Kansas City, MO 64106
P.O. Box 219731	430 W. 7th Street	ABA #: 101000695
Kansas City, MO 64121-9731	Kansas City, MO 64105	Account #: 9871916944
Toll Free: 888-292-3178	Toll Free: 888-292-3178	FAO: (Include Account Title)

11/10	CV0010-A

1. Investor Information - SSN or TIN Required

Investor #1 Name:	SSN/Tax ID:	DOB:

Investor #2 Name:	SSN/Tax ID:	DOB:

Street Address:
City:	State:	Zip Code:

Optional Mailing Address:
City:	State:	Zip Code:

Phone (day):	Phone (evening):

E-mail:	Account Number:

☐ US Citizen	☐ US Citizen residing outside the US

☐ Foreign citizen, country:

☐ Check here if you are subject to backup withholding

2. Investment Information

Monthly Investment Amount ($100/month minimum):	Financial Institution Name:
Mailing Address:
City:	State:	Zip Code:
ABA /Routing Number:	Account Number:	☐ Checking ☐ Savings

Please enclose a voided check for the appropriate account to participate in the Automatic Purchase Program. By enclosing a voided check you authorize Carter Validus Mission Critical REIT, Inc. to begin making electronic debits from the account designated by the enclosed voided check on the last business day of each month. Such deductions and investments will continue until you notify Carter Validus Mission Critical REIT, Inc. in writing to change or discontinue them. Should your account contain insufficient funds to cover the authorized deduction, no deduction or investment will occur. In such event, your bank may charge you a fee for insufficient funds.

E-1	Over please

3.    Investor Signatures

By signing below, you agree that if at any time you fail to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the then current Prospectus (as Supplemented) or the Subscription Agreement relating to such investment, you will promptly notify Carter Validus Mission Critical REIT, Inc. in writing of the fact at the address set forth below.

Signature of Investor:	Date:
Signature of Joint Investor:	Date:

Please consult your Financial Representative if you have had any material changes which might affect your ability to meet the applicable suitability requirements.

Send To:

Regular Mail	Overnight Mail
Carter Validus Mission Critical REIT, Inc.	Carter Validus Mission Critical REIT, Inc.
or CV REIT	or CV REIT
c/o DST Systems, Inc.	c/o DST Systems, Inc.
P.O. Box 219731	430 W. 7th Street
Kansas City, MO 64121-9731	Kansas City, MO 64105
Toll Free: 888-292-3178	Toll Free: 888-292-3178

11/10	E-2	CV0011-A